Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT, dated as of September 2, 2016 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is among Cortland Capital Market Services LLC (“Cortland”), in its capacity as administrative agent for the Lenders and collateral agent for the Secured Parties (together with its successors and assigns in such capacity, “Agent”), OCM Strategic Credit SIGTEC Holdings, LLC, in its capacity as a lender hereunder and each other party who is or hereafter becomes a party to this Agreement as a lender (collectively the “Lenders”, and each individually, a “Lender”), OCM Strategic Credit SIGTEC Holdings, LLC,, as sole lead arranger (“Sole Lead Arranger”), SIGA Technologies, Inc., a Delaware corporation (“Borrower”), and the other Persons (as defined below) who are or hereafter become parties to this Agreement as guarantors (each a “Guarantor” and collectively, the “Guarantors”, and together with Borrower, each a “Loan Party” and collectively, “Loan Parties”).

In consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Loan Parties, Agent and Lenders agree as follows:

1.         DEFINITIONS.

Section 1.1         Defined Terms. Capitalized terms used herein shall have the meanings set forth in Section 11 to the extent defined therein. All other capitalized terms used but not defined herein shall have the meaning given to such terms in the UCC. Any accounting term used but not defined herein shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

Section 1.2         Section References.  Any section, subsection, schedule or exhibit references are to this Agreement unless otherwise specified.

2.         THE TERM LOAN.

Section 2.1         Term Loan Commitment.

(a)           Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Loan Parties contained herein, as of the Effective Date, each Lender with a Term Loan Commitment severally and not jointly agrees to make a loan (such loans, either individually or collectively, as the context requires, the “Term Loan”) in Dollars to Borrower on the Funding Date, in an amount equal to such Lender’s Term Loan Commitment as of the Effective Date. Upon the funding of the Term Loan on the Funding Date, the Term Loan Commitment shall terminate.

(b)           Once the Term Loan is repaid or prepaid, it cannot be reborrowed.

(c)           The Term Loan made by each Lender is evidenced by this Agreement, and if requested by such Lender, a Note payable to such Lender.

Section 2.2         Borrowing and Funding Procedures.

(a)           Borrower shall deliver to Agent written irrevocable notice of its request for the Term Loan (the “Notice of Funding”) no later than 1:00 p.m. (New York time) five (5) Business Days prior to the Funding Date (or such shorter period of notice reasonably acceptable to the Lenders).  The Notice of Funding shall be substantially in the form of Exhibit A attached hereto.  Upon its receipt of the Notice of Funding, the Agent shall promptly notify each Lender and thereafter, upon the terms and subject to the conditions set forth herein, including satisfaction of each of the conditions set forth in Section 4.2, each Lender, severally but not jointly, shall make available to Agent its Pro Rata Share of the requested Term Loan in Dollars in immediately available funds, to the Agent Account prior to 1:00 p.m. (New York time) on the Funding Date.  Upon confirmation from Lenders that the terms and conditions set forth in Section 4.2 have been satisfied and receipt of all Term Loan funds into the Agent Account, on the Funding Date, Agent shall credit the amounts received by it, which shall equal the full Term Loan Commitment, in like funds by wire transfer to the Escrow Account.

(b)           Subject to the terms and conditions set forth herein, including satisfaction of each of the conditions set forth in Section 4.3, on the Escrow Release Date, the Escrow Agent shall credit (i) $30,000,000 (net of accrued and unpaid interest then due and owing) of the Term Loan held in the Escrow Account to the Interest Reserve Account and (ii) $50,000,000 of the Term Loan (net of fees and expenses then due and owing to Agent or any Lender and not heretofore paid under any Loan Document) held in the Escrow Account shall be sent directly to PharmAthene or its designee, as Borrower shall have directed in writing to Agent and Escrow Agent) to satisfy the PharmAthene Judgment.

(c)           With respect to the Interest Reserve Account, Borrower shall establish such account on or prior to the Escrow Release Date and maintain such account at all times thereafter during the term of this Agreement as required under this Agreement and the Interest Reserve Account shall at all times be subject to a Blocked Account Control Agreement pursuant to Section 6.10.  Funds on deposit in such Interest Reserve Account (any such amounts in the Interest Reserve Account, including any Supplemental Interest Reserve (as defined below), the “Interest Reserve”) shall (x) not be co-mingled with any other funds of Borrower or any other Person and (y) only be utilized to make interest payments on the Term Loan (unless an Event of Default exists and is continuing, in which case such amounts shall be utilized as directed by the Administrative Agent (acting at the direction of the Required Lenders); provided that the Borrower may request from the Agent that up to $5,000,000 from the Interest Reserve Account (the “Supplemental Interest Reserve”) be withdrawn after June 30, 2018 upon the satisfaction of the conditions set forth in Section 4.4.

(d)           For the avoidance of doubt, the gross amount of Term Loan released on the Escrow Release Date from the Escrow Account shall constitute Term Loan for all purposes hereunder and under any other Loan Document (including, for the avoidance of doubt, the portion of the Term Loan directed to the Interest Reserve Account); provided, that, Borrower shall not have access to the Term Loan and no portion of the Term Loan shall constitute property of Borrower or Borrower’s estate until and to the extent any such Term Loan is released from the Escrow Account in accordance with the foregoing Section 2.2(b) and  Section 4.3.

Section 2.3         Interest.

(a)           Term Loan.  Subject to the provisions of Section 2.3(c), Section 2.3(d), Section 3.3, Section 4.3, and Section 7.10(c)(i), the Term Loan (including, for the avoidance of doubt, all amounts held in the Interest Reserve Account) shall bear interest from and including September 30, 2016 until such Term Loan is fully repaid at a rate per annum equal to the Adjusted LIBO Rate plus 11.50%; provided, (x) for the avoidance of doubt, the interest rate applicable to the Term Loan shall be increased, pursuant to and in accordance with the terms of Section 3.3 and Section 7.10(c)(i), above the rate of interest otherwise in effect for the Term Loan and (y) it being understood that no interest shall be payable until the Escrow Release Date occurs.

(b)           Computation.  All computations of interest and fees calculated on a per annum basis shall be made by Agent on the basis of a three hundred sixty (360) day year, in each case for the actual number of days occurring in the period for which such interest and fees are payable. Such method of calculation will result in an effective rate that exceeds the rate stated in this Section. Each determination of an interest rate or the amount of a fee under the Loan Documents shall be made by Agent and shall be conclusive, binding and final for all purposes, absent manifest error.

(c)           Default Rate.  At the election of the Requisite Lenders in writing (a copy of which shall be delivered to Agent), the Term Loan and other Obligations shall bear interest from and after the occurrence and during the continuation of an Event of Default at a rate equal to the Default Rate. The application of the Default Rate shall not be interpreted or deemed to extend any cure period or waive any Default or Event of Default or otherwise limit Agent’s or any Lender’s right or remedies hereunder. All interest payable at the Default Rate shall be payable in cash on demand.

(d)           Maximum Lawful Rate. Anything herein or any other Loan Document to the contrary notwithstanding, the obligations of Loan Parties hereunder and thereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by Agent and Lenders would be contrary to the provisions of any Requirement of Law applicable to Agent and Lenders limiting the highest rate of interest which may be lawfully contracted for, charged or received by Agent and Lenders, and in such event Loan Parties shall pay Agent and Lenders interest at the highest rate permitted by applicable Requirements of Law (“Maximum Lawful Rate”); provided, that if at any time thereafter the rate of interest payable hereunder or thereunder is less than the Maximum Lawful Rate, Loan Parties shall continue to pay interest hereunder and thereunder at the Maximum Lawful Rate until such time as the total interest received by Agent and Lenders is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the making of the Term Loan as otherwise provided in this Agreement or any other Loan Document.

(e)           Interest Period. The Borrower shall have the right at any time to continue the Term Loan for an additional Interest Period upon the prior irrevocable written notice to the Agent, delivered not later than 10:00 a.m. (New York time) three (3) Business Days prior to the first day of the next Interest Period.  The notice pursuant to this Section 2.3(e) shall specify the Interest Period selected for the Term Loan.  If no Interest Period is specified in such notice, the Borrower shall be deemed to have selected an Interest Period of one month’s duration

Section 2.4         Payments.

(a)           Interest Payments. For each Term Loan, Borrower shall pay interest to Agent, for the benefit of Lenders in accordance with their Pro Rata Shares, at the rate of interest for such Loan determined in accordance with Section 2.3 in arrears (i) on the Escrow Release Date for accrued and unpaid interest from and including September 30, 2016 to such date and (ii) thereafter, on each Scheduled Payment Date, commencing on the first Scheduled Payment Date following the Escrow Release Date.  Interest payments due hereunder shall first be funded from funds held in the Interest Reserve Account, until the balance in such Interest Reserve Account is zero.  On the Escrow Release Date, accrued and unpaid interest shall be paid in accordance with Section 2.2(b)(i) and on each Scheduled Payment Date thereafter, Agent shall automatically debit the Interest Reserve Account for the amount of interest then due and owing.   If on any Scheduled Payment Date, there are insufficient funds in the Interest Reserve Account to fund the interest payment (or any portion thereof) then due and owing, Borrower shall make such interest payment (or any portion thereof) by wire transfer to the Agent Account before 2:00 p.m. (New York time) on the date when due.

(b)           Maturity. All outstanding Obligations are due and payable in full on the earlier of (i) the Final Maturity Date or (ii) the date that the Term Loan otherwise become due and payable pursuant to the terms hereof, whether by acceleration of the Obligations pursuant to Section 8.2 or otherwise.

(c)           Method of Payments. All payments (including prepayments and interest payments) to be made by any Loan Party under any Loan Document shall be made by wire transfer in immediately available funds (which shall be the exclusive means of payment hereunder) in Dollars, without setoff, recoupment, counterclaim or deduction of any kind, to the Agent Account before 2:00 p.m. (New York time) on the date when due. All payments received by Agent after 2:00 p.m. (New York time) on any Business Day or at any time on a day that is not a Business Day may be deemed to be received on the next Business Day and any applicable interest shall continue to accrue. Whenever any payment required under any Loan Document would otherwise be due on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and applicable fees and interest shall continue to accrue and be payable for the period of such extension. Agent will remit all payments of interest and principal due to Lenders in accordance with wire instructions from the applicable Lender.

(d)           Withholdings and Increased Costs.

(i)           All payments by any Loan Party under any Loan Document shall be made free and clear of all Indemnified Taxes, except as required by a Requirement of Law.  If any Indemnified Taxes shall be required by any Requirement of Law to be withheld or deducted from or in respect of any sum payable under any Loan Document to Agent or any Lender, (A) an additional amount shall be payable as may be necessary so that, after making all required withholdings or deductions (including withholdings or deductions applicable to additional sums payable under this Section), Agent or such Lender receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (B) Loan Parties shall make such withholdings or deductions, (C) Loan Parties shall pay the full amount withheld or deducted to the relevant taxing authority or other authority in accordance with any applicable Requirement of Law, and (D) Loan Parties shall deliver to Agent or such Lender evidence of such payment.

(ii)           (A)        Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.4(d)(ii)(B)(1), (2) and (4) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(B)         Without limiting the generality of the foregoing:

(1)          any Lender that is a U.S. Person shall deliver to Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), whichever of the following is applicable: (i)  in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty; (ii)  executed originals of IRS Form W-8ECI; (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or (iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(3)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Agent to determine the withholding or deduction required to be made; and

(4)          a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with Sections 1471 through 1474 of the Internal Revenue Code.

(C)         Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.4(d) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.

(iii)          If the introduction of or any change in, after the Effective Date, any Requirement of Law increases Agent’s or any Lender’s costs or reduces its income for any Loan (except if such increased costs or reduced income is due to Indemnified Taxes or taxes described in clauses (a) through (d) of the definition of Indemnified Taxes), then Borrower shall upon demand by Agent or such Lender (with a copy of such demand to Agent) promptly pay to Agent for its own account or for the account of such Lender, as the case may be, the increase in cost or reduction in income or additional expense; provided that all requests, rules, guidelines or directives issued or promulgated under, in connection with or pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or Basel III shall be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted or issued. Agent and each Lender agrees that it shall allocate any such increased costs among its customers similarly affected in good faith and in a manner consistent with Agent’s or such Lender’s customary practice. This Section 2.4(d)(iii) shall not apply to increased costs due to Indemnified Taxes, which are the subject of Section 2.4(d)(i) of this Agreement.

(iv)          The Borrower shall indemnify any Lender and Agent (to the extent Borrower has not already timely reimbursed Agent for such Indemnified Taxes), within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender or Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(v)          As soon as practicable after any payment of taxes by any Lender to a Governmental Authority pursuant to this Section 2.4(d), such Lender shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(vi)          The Loan Parties hereby agree that the Term Loan and Warrant purchased by each Lender pursuant to this Agreement and the other Transaction Documents constitutes an “investment unit” for purposes of Section 1273(c)(2) of the Code and Treasury Regulations Section 1.1273-2(h) and that the Term Loan is not a contingent payment debt instrument for purposes of Treasury Regulations Section 1.1275-4.  The Loan Parties agree that a portion of the issue price of each such investment unit pursuant to Section 1273(c)(2) of the Code and Treasury Regulations Section 1.1273-2(h) equal to the fair market value of each Warrant shall be allocated to each Warrant and the remainder shall be allocated to the Term Loan.  Within sixty (60) days following the Escrow Release Date, the Sole Lead Arranger will reasonably determine such allocation, and the Lenders and the Loan Parties and their Subsidiaries agree to use such allocation for U.S. federal and state income tax purposes with respect to this transaction and further agree that none of the Loan Parties or any of their Subsidiaries will take any position inconsistent with such allocation in any tax return; provided, that the Sole Lead Arranger will consult with the Loan Parties in good faith in making such allocation.

(e)           Loan Account. Agent, on behalf of the Lenders, shall record on its books and records the amount of the Term Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. Such record shall, absent manifest error, be conclusive evidence of the amount of the Term Loan made by the Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder (and under any Note) to pay any amount owing with respect to the Term Loan or provide the basis for any claim against Agent. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Agent in respect of such matters, the accounts and records of Agent shall control in the absence of manifest error.

Section 2.5         Prepayments.

(a)           Voluntary Prepayments. Borrower may, upon three (3) Business Days’ prior irrevocable written notice to Agent, voluntarily prepay the Term Loan in whole or in part (provided that, to the extent that such notice states that it is conditioned upon the consummation of any other transaction that provides for the prepayment in full of the Obligations at the time of consummation of such transaction, such notice may be revoked by Borrower (by written notice to Agent on or prior to the specified effective date) if such condition is not satisfied) and provided, further that, any voluntary prepayment made prior to the three year and one half year anniversary of the Escrow Release Date, shall be subject to the Prepayment Premium Amount, as set forth in Section 2.5(b) (it being understood that, except as set forth in the Oaktree Fee Letter, no Prepayment Premium Amount shall be payable if the Escrow Release Date does not occur).  Agent shall promptly notify each Lender of its receipt of each such notice and of the amount of such Lender’s Pro Rata Share of such prepayment.

(b)           Prepayments Subject to the Prepayment Premium Amount. Notwithstanding anything herein or in any other Loan Document to the contrary, in the event all or any portion of the Term Loan is, after the Escrow Release Date but prior to the three and one half year anniversary of the Escrow Release Date, prepaid, repaid or paid for any reason (including, without limitation, an acceleration of the Term Loan upon the occurrence of an Event of Default, an early acceleration due to a Change of Control or any other event or circumstance (including, for the avoidance of doubt, a mandatory prepayment or voluntary prepayment)) such prepayments, repayments or payments shall be accompanied by the Prepayment Premium Amount; provided, that notwithstanding the foregoing or any other provision to the contrary, the Prepayment Premium Amount shall only be due in connection with a prepayment of Term Loan made with proceeds from insurance received by a Loan Party as required by Section 6.4, if Requisite Lenders elected to decline application of such proceeds to reduce the Obligations and Borrower elected to make a voluntary prepayment of Term Loan with such proceeds notwithstanding such election by Requisite Lenders. The Prepayment Premium Amount shall be paid by Borrower to Agent (ratably for the account of the Lenders) on the date of such prepayment, repayment, payment acceleration or other applicable event, and promptly thereafter, Agent shall disburse such amount to such Lenders in accordance with their respective Pro Rata Share.  The Loan Parties hereby acknowledge and agree that, in light of the impracticality and extreme difficulty of ascertaining actual damages, the Prepayment Premium Amount set forth above is intended to be a reasonable calculation of the actual damages that would be suffered by the Lenders as a result of any such prepayment, repayment, payment, acceleration or other applicable event.  The Loan Parties hereby further acknowledge and agree that the Prepayment Premium Amount is not intended to act as a penalty or to punish Borrower for any such repayment, prepayment, payment, acceleration or other applicable event.  The Loan Parties hereto agree that the Prepayment Premium Amount is reasonable under the circumstances currently existing and that Prepayment Premium Amount shall also be payable in the event that the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means.  THE LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM AMOUNT IN CONNECTION WITH ANY SUCH ACCELERATION.  The Loan Parties expressly agree that (i) the Prepayment Premium Amount is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) the Prepayment Premium Amount shall be payable notwithstanding the then-prevailing market rates at the time payment is made, (iii) there has been a course of conduct between Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Prepayment Premium Amount, (iv) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.5(b) and (v) their agreement to pay the Prepayment Premium Amount is a material inducement to the Lenders to make the Term Loan.

(c)           Prepayment Amounts. After the Escrow Release Date, upon the date of (i) any voluntary prepayment or repayment of the Term Loan or (ii) any other prepayment or repayment of the Term Loan required under this Agreement (whether as a result of the occurrence of the Final Maturity Date or an Event of Default, by scheduled payment, acceleration of the Obligations pursuant to Section 8.2, or otherwise), Borrower shall pay to Agent, for the benefit of Lenders in accordance with their Pro Rata Shares, a sum equal to (A) the principal amount of Term Loan so prepaid, repaid or due, plus (B) all accrued interest thereon, plus (C) the Exit Fee (as defined in the Oaktree Fee Letter) (pro rata for the amount of the Term Loan being prepaid or repaid), plus (D) the applicable Prepayment Premium Amount if required to be paid hereunder; provided, that, each of the Exit Fee (as defined in the Oaktree Fee Letter) and the Prepayment Premium Amount shall be due upon any such prepayment or repayment as required hereunder and shall be fully earned when paid.

Section 2.6         Fees.

(a)           Oaktree Fee Letter. Borrower shall pay to the Sole Lead Arranger, for its own benefit, the non-refundable fees set forth in the Oaktree Fee Letter at the times and in the manner set forth therein, which fees shall be fully earned when paid.

(b)           Agency Fee. The Borrower agrees to pay to Agent, for its own account, non-refundable administrative fees payable in the amounts and at the times pursuant to the Agent Fee Letter, which fees shall be fully earned when paid.

3.        CREATION OF SECURITY INTEREST.

Section 3.1        Grant of Security Interest.  As security for the prompt and complete payment and performance when due, whether at the stated maturity, by acceleration or otherwise, of all Obligations, and as security for the prompt and complete payment and performance when due by each Guarantor of the Guaranteed Obligations (as defined in the Guaranty), each Loan Party hereby grants to Agent, for the benefit of Secured Parties, a lien on and security interest in all of its right, title and interest in, to and under the following Property, whether now owned or hereafter acquired, and wherever located:

(i) all of such Loan Party’s Accounts, Chattel Paper (whether tangible or electronic), Commercial Tort Claims set forth on Schedule 3.1(i) and any other Commercial Tort Claim described in any notice sent pursuant to Section 6.8(e), Deposit Accounts, Documents, Equipment, Financial Assets, Fixtures, Goods, Instruments, Investment Property (including, without limitation, all Securities Accounts), Inventory, Letter-of-Credit Rights, letters of credit, Securities, Supporting Obligations, cash, Cash Equivalents, any other contract rights (including, without limitation, rights under any license agreements, leases, and franchise agreements or rights to the payment of money), General Intangibles (including, without limitation, Intellectual Property (including for the avoidance of doubt, the Product and all Intellectual Property rights therein and thereto)), and all other personal property of every kind and nature and (ii) all books and records of such Loan Party relating to each of the foregoing, and all additions, attachments, accessories, accessions and improvements to such Property, all substitutions, replacements or exchanges therefor, and all Proceeds, insurance claims, products, profits and other rights to payments not otherwise included in the foregoing.

Notwithstanding the foregoing, the grant of a lien and security interest herein shall not extend to and the term “Collateral” shall not include (i) more than 65% of the issued and outstanding voting Stock (but shall include 100% of the issued and outstanding non-voting Stock) of SIGA (Europe) or any other first-tier Foreign Subsidiary, (ii) any assets of a Foreign Subsidiary that is not a Loan Party, (iii) any lease, license, contract or agreement to which any Loan Party is a party, and any of its rights or interest thereunder, if and only if, and only to the extent, that a grant of a security interest therein in favor of Agent is prohibited by or in violation of (a) any law, rule or regulation applicable to such Loan Party, or (b) a term, provision or condition (including any requirement to obtain the consent of any Governmental Authority or third party, other than a Loan Party, and other than any consent which has been obtained) of any such lease, license, contract or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including any provision of the Bankruptcy Code) or principles of equity); provided, that immediately upon the ineffectiveness, lapse or termination of any such law, rule, regulation, term, provision or condition, the Collateral shall include, and such Person shall be deemed to have granted a security interest in (and such security interest shall attach), in all such rights and interests  as if such law, rule, regulation, term, provision or condition had never been in effect; provided, further, that the exclusions referred to in this clause (iii) shall not include any receivables or proceeds of any such lease, license, contract or agreement, (iv) Stock in joint ventures or any non-wholly-owned Subsidiaries, but only to the extent that the organizational documents or other agreements with other equity holders prohibit or restrict the pledge of such Stock, (v) any leasehold interest in real property, (vi) vehicles and all other assets registered under a certificate of title, except to the extent a security interest therein can be perfected by the filing of a UCC financing statement, (vii) any assets with respect to which the Requisite Lenders, Agent, and the Borrower agree that the costs of obtaining a security interest in such assets are excessive in relation to the value afforded thereby and (viii) any “intent-to-use” trademark or service mark application prior to the filing and acceptance of a “Statement of Use” or an “Amendment to Allege Use” with respect thereto, to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use application or any registration that issues therefrom under applicable federal law (the Property listed in clauses (i) through (viii), the “Excluded Property”), provided, “Excluded Property” shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).

Each Loan Party hereby represents and warrants and covenants that, upon the filing of a UCC financing statement and upon the recordation of one or more Intellectual Property Security Agreements with the U.S. Patent and Trademark Office and/or the U.S. Copyright Office, such security interest will constitute a valid, first priority perfected security interest in the Collateral in existence on the Escrow Release Date, and will constitute a valid, first priority perfected security interest in Collateral acquired after the Escrow Release Date, in each case to the extent that a security interest can be perfected by such filings and recordations under applicable law.  Each Loan Party hereby covenants that it shall give written notice to Agent promptly (and in any event, concurrently with the delivery of the quarterly compliance certificates to be delivered pursuant to Section 6.3(b)) upon the acquisition by such Loan Party or creation in favor of such Loan Party of any Commercial Tort Claim in an amount exceeding $250,000.  In order to perfect or protect Agent’s security interest and other rights in each Loan Party’s Intellectual Property (as applicable), each Loan Party hereby authorizes Agent or Requisite Lenders to file, as applicable and in each case in form and substance reasonably satisfactory to Agent and Requisite Lenders, a patent security agreement and/or a trademark security agreement, to be filed with the United States Patent and Trademark Office (or any foreign equivalent), and a copyright security agreement to be filed with the United States Copyright Office (or any foreign equivalent) (each of the foregoing, an “Intellectual Property Security Agreement”).

Section 3.2        Financing Statements. Each Loan Party hereby authorizes Agent to file UCC financing statements in all appropriate jurisdictions and amendments thereto describing the Collateral as “all assets of the debtor” or words of similar import and containing any other information required by the applicable UCC to perfect Agent’s security interest (for the benefit of the Secured Parties) granted hereby.

Section 3.3        Assignment of Claims of Governmental Contracts.  With respect to (a) any contract with BARDA in effect on the date hereof and (b) other governmental contracts entered into after the date hereof in which development is valued at, or a Loan Party expects to receive, in each case, $500,000 or more during the term of such agreement, in each case of the foregoing clauses (a) and (b), within one hundred fifty (150) days of the Effective Date or the date such agreement is entered into, as applicable (or such longer date as Agent (at the direction of the Requisite Lenders in their sole discretion) may permit), each Loan Party shall use reasonable best efforts to cause to be filed any documents and take other actions which the Agent may reasonably request in order to comply with the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state, county or municipal law (including, causing the proceeds of such receivables to be delivered to an account designated by Agent).  If after such Loan Party’s use of reasonable best efforts it shall be unable to deliver or satisfy any such requested documents or actions, and written notice has been delivered to Agent by Lenders that the interest rate shall be increased in accordance with this Section 3.3, (x) the interest rate applicable on the Term Loan pursuant to Section 2.3(a) shall automatically be increased by 2.00% per annum at the earlier to occur of (1) Loan Party’s receipt of written notice (a copy of which shall promptly be delivered to Agent for distribution to the Lenders) from a governmental entity or Governmental Authority that it will not issue any documents  with respect to the Federal  Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state, county or municipal law and (2) the 150th day after the Effective Date or the date such agreement is entered into (as applicable) until the earlier of the date such Term Loan is fully repaid and the date the requested actions or documents are delivered to Agent, in form and substance satisfactory to Agent and (y) failure to deliver any documents or make any filings required under this Section 3.3 shall not constitute an Event of Default.

Section 3.4         Termination of Security Interest. Upon the Termination Date, (a) Agent’s lien on and security interest in the Collateral shall be automatically terminated without delivery of any instrument or performance of any act and (b) at the request of any Loan Party, Agent shall, at the Loan Parties’ sole cost and expense and without any recourse, representation or warranty, execute and deliver to such Loan Party such documents as such Loan Party shall reasonably request to evidence such termination.

4.         CONDITIONS TO THE EFFECTIVE DATE, THE FUNDING DATE, THE ESCROW RELEASE DATE, AND THE SUPPLEMENTAL INTEREST RESERVE RELEASE DATE.

Section 4.1        Conditions Precedent to the Effective Date.  This Agreement shall become effective when the following conditions precedent have been satisfied and, as applicable, have been delivered to Agent, in each case, in form and substance satisfactory to Agent and Lenders (the date of which this Agreement shall become effective, the “Effective Date”):

(a)           Agent shall have received (i) this Agreement duly executed by each Loan Party, each Lender and Agent, (ii) the Oaktree Fee Letter duly executed by Borrower and the Sole Lead Arranger, (iii) the Agent Fee Letter duly executed by Borrower and Agent, and (iv) the Warrant Agreement duly executed by Borrower and OCM Strategic Credit SIGTEC Holdings, LLC;

(b)           Borrower shall have delivered a certificate duly executed by the Secretary of each Loan Party, in substantially the form attached as Exhibit B, providing verification of incumbency and certifying as to and attaching (i) such Loan Party’s board resolutions approving the transactions contemplated by the Transaction Documents, (ii) such Loan Party’s formation documents, certified by the Secretary of State of such Loan Party’s jurisdiction of organization as of a recent date reasonably acceptable to Agent and Lenders, (iii) such Loan Party’s bylaws or other governing or equivalent documents and (iv) a certificate of status/good standing of each Loan Party from the jurisdiction of such Loan Party’s organization and a certificate of foreign qualification from each jurisdiction where such Loan Party’s failure to be so qualified could reasonably be expected to have a Material Adverse Effect, in each case certified as of a recent date reasonably acceptable to Agent;

(c)           certified copies, dated as of a recent date reasonably acceptable to the Requisite Lenders, of UCC, judgment, bankruptcy and tax lien search results demonstrating that there are no Liens on the Collateral other than Permitted Liens;

(d)           Borrower shall have delivered a certificate in form and substance reasonably satisfactory to Agent and Lenders from the chief executive officer, chief financial officer or general counsel of Borrower (x) attaching, the extent necessary in order to comply with the condition set forth in clause 4.1(g), updated schedules to Schedules 3.1(i), 5.6, 5.8, 5.13 and/or 5.16 and (y) confirming that the condition in clause (g) of this Section 4.1 has been satisfied;

(e)           payment of all fees and expenses due and payable to Lenders and Agent (including, but not limited to, fees and expenses of counsel and consultants) under the Loan Documents that are required to be paid on or before the date hereof shall be paid within three (3) Business Days of the date hereof; provided, with respect to any expense reimbursement due to Agent, Agent has received three (3) Business Days prior written notice of the date hereof (which may be given by email) and the Agent has presented all such expenses due and payable by Borrower to Borrower two (2) Business Days prior to the date hereof;

(f)            since December 31, 2015, no event has occurred which has had or could reasonably be expected to have a Material Adverse Effect;

(g)           (i) the representations and warranties contained in each Loan Document shall be true, accurate and complete in all material respects (but in all respects if such representation or warranty is qualified by “material” or “Material Adverse Effect”) as of the date hereof and as of the Effective Date after giving effect to the Order (as defined in clause (k) below) (except in the case of representations or warranties made as of a specific earlier date in which case the representations or warranties shall be true, accurate and complete in all material respects (but in all respects if such representation or warranty is qualified by “material” or “Material Adverse Effect”) as of such specific date) and (ii) no Default or Event of Default shall have occurred and is continuing on the date hereof and on the Effective Date after giving effect to the Order;

(h)           the information required under Section 10.14 (including, but not limited to, duly executed tax forms of Borrower, if requested by Agent), to the extent such information has been requested by Agent at least five (5) Business Days prior to the Effective Date;

(i)            the SIGA 246-008 clinical trial shall have completed the enrollment, treatment, and the 28 day follow-up period;

(j)            there is nothing in the safety data and nothing in the PK data analyzed as of the Effective Date from the SIGA 246-008 clinical trial that could reasonably be expected to jeopardize FDA licensure and/or approval or delay the proposed timeline for NDA submission, as provided to BARDA, and as communicated to Agent and Lenders prior to the Effective Date;

(k)           (i) Borrower shall have filed with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) a motion (the “Motion”) pursuant to Section 4.3(b)(vi) of the Reorganization Plan, seeking approval of, among other things, this Agreement, the Warrant Documents, and the Fee Letters, and in the case of the Fee Letters, Borrower shall have requested that the fees contained therein be filed under seal, which such Motion shall be in form and substance reasonably satisfactory to Agent and Lenders, (ii) the Bankruptcy Court shall have entered an order in form and substance reasonably satisfactory to Agent and Lenders (the “Order”), approving, among other things, each of the foregoing documents in the form executed on the date hereof and annexed to the Motion (or in such other form as Agent and Lenders may approve in their sole discretion), the incurrence of the Obligations as provided therein (including the incurrence and payment of fees and other amounts), and the transactions contemplated thereby not later than the later of (x) September 20, 2016 and (y) three (3) weeks from the date hereof; provided that the foregoing deadline shall be extended to September 30, 2016, if the Bankruptcy Court requires more than one hearing with respect to the Motion (but in no event later than September 30, 2016) and (iii) the Order shall be in full force and effect, shall not have been modified and shall not have been rescinded; and

(l)            the Pledge Agreement, the Perfection Certificate, and each Intellectual Property Security Agreement shall be in form and substance reasonably acceptable to Agent, Borrower, and Lenders, it being agreed that the forms of such agreements delivered prior to the date hereof are acceptable to Agent and Lenders;

(m)          Borrower shall have delivered a certificate in form and substance reasonably satisfactory to Agent and Lenders from the chief executive officer, chief financial officer or general counsel of Borrower confirming that each of the conditions in clauses (f), (g), (i), and (j) of this Section 4.1 have been satisfied; and

(n)           such other documents, agreements, instruments or information as Agent or Lenders shall reasonably request.

Section 4.2        Conditions Precedent to Funding of Term Loan. Each Lender shall not be obligated to fund its Pro Rata Share of the Term Loan to the Escrow Account until the following conditions precedent have been satisfied and, as applicable, have been delivered to Agent, in each case, in form and substance satisfactory to Agent and Lenders (the date on which Lenders fund the Term Loan into the Escrow Account, the “Funding Date”):

(a)           the Effective Date shall have occurred;

(b)           Agent (and with respect to clause (ii), the Escrow Agent) shall have received (i) a duly completed and executed Notice of Funding in compliance with the terms hereof and (ii) duly executed Escrow Agreement;

(c)           Borrower shall have delivered a certificate in form and substance reasonably satisfactory to Agent and Lenders from the chief executive officer, chief financial officer or general counsel of Borrower confirming that each of the conditions in clauses (e), (g), (h), (j), (k), and (m) of this Section 4.2 have been satisfied;

(d)           to the extent not already paid, all fees and expenses due and payable to Lenders and Agent (including, but not limited to, fees and expenses of counsel and consultants) under the Loan Documents that are required to be paid on or before the Funding Date; provided, with respect to any expense reimbursement due to Agent, Agent has received three (3) Business Days prior written notice of the Funding Date (which shall be deemed given when the Notice of Funding is delivered) and the Agent has presented all such expenses due and payable by Borrower to Borrower two (2) Business Days prior to the Funding Date;

(e)           (i) the representations and warranties contained in any Fee Letter or the Escrow Agreement made by any Loan Party shall be true, accurate and complete in all material respects (but in all respects if such representation or warranty is qualified by “material” or “Material Adverse Effect”) as of the Funding Date (except in the case of representations or warranties made as of a specific earlier date in which case the representations or warranties shall be true, accurate and complete in all material respects (but in all respects if such representation or warranty is qualified by “material” or “Material Adverse Effect”) as of such specific date) and (ii) no Default or Event of Default shall have occurred and is continuing or will result from the funding of the Term Loan into the Escrow Account;

(f)            [reserved];

(g)           since December 31, 2015, no event has occurred which has had or could reasonably be expected to have a Material Adverse Effect;

(h)           to the extent necessary in order to comply with the condition set forth in clause 4.2(e), updated schedules to Schedules 3.1(i), 5.6, 5.8, 5.13 and/or 5.16;

(i)            (i) the Funding Date shall have occurred on September 30, 2016 and (ii) all (but not less than all) of the Term Loan Commitment shall be funded on the Funding Date;

(j)             the database lock shall have been completed or the Borrower shall provide a certificate executed by the chief executive officer, chief financial officer or general counsel of Borrower certifying that at least 90% of pages submitted by the clinical sites have been reviewed and cleared, and are ready for database lock;

(k)           as of the Funding Date, there is nothing in the safety data, and nothing in the PK data analyzed as of the Funding Date, from the SIGA 246-008 clinical trial that could reasonably be expected to jeopardize FDA licensure and/or approval or delay the proposed timeline for NDA submission, as provided to BARDA, and as communicated to Agent and Lenders prior to the Effective Date;

(l)            a duly executed flow of funds or disbursement letter; and

(m)          (x) the Order shall be in full force and effect without modification and shall not have been rescinded and there shall be no subsequent order issued by the Bankruptcy Court or any other Governmental Authority enjoining, estopping, modifying or rescinding such approval and (y) and all other orders, rulings or decisions issued by the Bankruptcy Court, if any,  in respect of the Loan Documents or the transactions contemplated thereby (including the satisfaction of the PharmAthene Judgment) shall be reasonably satisfactory to the Agent and the Lenders; and

(n)           such other documents, agreements, instruments or information as Agent or Lenders shall reasonably request.

The funding of the Term Loan by the Lenders to the Escrow Account on the Funding Date shall be deemed an agreement by the Lenders that any condition to the funding of the Term Loan to the Escrow Account in this Section 4.2 that is subject to the Lenders’ satisfaction has been satisfied or waived.

Section 4.3            Conditions Precedent to Escrow Release. No part of the Term Loan shall be released from the Escrow Account until the following conditions precedent have been satisfied and, as applicable, have been delivered to Agent, in each case, in form and substance satisfactory to Agent and Lenders (the date on which any Term Loan is first released from the Escrow Account, the “Escrow Release Date”):

(a)           (i) the representations and warranties contained in each Loan Document shall be true, accurate and complete in all material respects (but in all respects if such representation or warranty is qualified by “material” or “Material Adverse Effect”) as of the Escrow Release Date (except in the case of representations or warranties made as of a specific earlier date in which case the representations or warranties shall be true, accurate and complete in all material respects (but in all respects if such representation or warranty is qualified by “material” or “Material Adverse Effect”) as of such specific date) and (ii) no Default or Event of Default shall have occurred and is continuing or will result (including, as a result of the effectiveness of the Loan Parties’ compliance with each of the covenants set forth in Section 6 and Section 7)  from the release of the Term Loan from the Escrow Account;

(b)           as of the Escrow Release Date, after giving effect to each of (i) the funding of the Term Loan (and the application of such proceeds), (ii) the proceeds from the Equity Rights Offering (and the application of such proceeds), (iii) the satisfaction of the PharmAthene Judgment and (iv) the payment of all fees, costs and expenses in connection therewith (it being understood that all fees and expenses in connection with the transactions contemplated hereby including the satisfaction of the PharmAthene Judgment shall be paid on the Escrow Release Date), Liquidity shall not be less than $15,000,000;

(c)           (i) the Escrow Account contains cash in immediately available funds consisting of (y) the Term Loan and (z) cash on hand from Borrower funded into the Escrow Account and (ii) the aggregate amount in the Escrow Account together with the Equity Rights Offering Proceeds (defined in clause (h) below) funded into an escrow account held by the Equity Rights Offering Agent are in the aggregate sufficient (after taking into account the payment of all fees, costs and expenses in connection with any of the foregoing and the transactions contemplated by the Loan Documents (it being understood that all fees and expenses in connection with the transactions contemplated hereby including the satisfaction of the PharmAthene Judgment shall be paid on the Escrow Release Date) to satisfy the PharmAthene Judgment in full;

(d)           (i) payment of the Structuring Fee (as defined in the Oaktree Fee Letter) and (ii) to the extent not already paid, all fees and expenses due and payable to Lenders and Agent (including, but not limited to, fees and expenses of counsel and consultants) under the Loan Documents that are required to be paid on or before the Escrow Release Date; provided, with respect to any expense reimbursement due to Agent, Agent has received three (3) Business Days prior written notice of the Escrow Release Date (which may be given by email) and the Agent has presented all such expenses due and payable by Borrower to Borrower two (2) Business Days prior to the Escrow Release Date;

(e)           Borrower shall have delivered to Escrow Agent (with a copy to Agent and Lenders) duly executed copies (or originals, in the case of the payoff letter) of the PharmAthene Payoff Documents;

(f)            since December 31, 2015, no event has occurred which has had or could reasonably be expected to have a Material Adverse Effect;

(g)           Borrower shall have delivered to Escrow Agent and Agent a written request to release any amounts from the Escrow Account to the Interest Reserve Account pursuant to Section 2.2(b) at least one (1) Business Day prior to the date of such release;

(h)           (i) the Equity Rights Offering shall have been consummated and Borrower shall have received and deposited (or caused to be deposited) into an escrow account with the Equity Rights Offering Agent net cash proceeds of at least $35,000,000 (as such amount may be adjusted to the reasonable satisfaction of Agent and Lenders to take into account fractional shares not issued in connection with such rights offering) (such amount the “Equity Rights Offering Proceeds”) and (ii) Lenders, Agent and Escrow Agent shall have received evidence reasonably satisfactory to them that the Equity Rights Offering Agent shall have received the Equity Rights Offering Proceeds, and (iii) Lenders, Agent, and Escrow Agent shall have received evidence satisfactory to each of them that the Equity Rights Offering Proceeds shall have been funded to PharmAthene for the purpose of satisfying (in part) the PharmAthene Judgment;

(i)            Borrower shall have delivered a certificate in form and substance reasonably satisfactory to Agent and Lenders from the chief executive officer, chief financial officer or general counsel of Borrower confirming that each of the conditions in clauses (a), (b), (c), (e), (f), (h), (j), (p), and (r) of this Section 4.3 have been satisfied;

(j)            (i) Immediately before and (ii) after giving effect to the release of the Term Loan from the Escrow Account and Borrower’s incurrence of such Term Loan, the transactions contemplated herein and in the other Transaction Documents, including satisfaction of the PharmAthene Judgment, and the payment of all transaction fees, costs and expenses in connection with the foregoing, each Loan Party is Solvent;

(k)           Borrower shall have delivered, each in form and substance reasonably acceptable to the Agent and Lenders (i) the Pledge Agreement, duly executed by each Loan Party, together with the certificates and instruments required to be delivered in connection therewith and related undated powers and endorsements duly executed in blank, (ii) each Intellectual Property Security Agreement required by Section 3.1, duly executed by each Loan Party; (iii) a Perfection Certificate completed and duly executed by each Loan Party;

(l)            (i) the Blocked Account Control Agreement with respect to the Interest Reserve Account, duly executed by Borrower, Agent, and the applicable depository institution and (ii) each other Account Control Agreement required to be delivered pursuant to Section 6.10, duly executed by Borrower, Agent, and the applicable depository institution, in each case of clauses (i) and (ii), each in form and substance reasonably acceptable to the Agent and Lenders;

(m)          (i) the Funding Date shall have occurred and (ii) the Escrow Release Date shall have occurred on before the Commitment Expiration Date;

(n)           copies of UCC financing statements, collateral assignments, and termination statements, with respect to the Collateral, as Agent shall reasonably request, in each case, in form and substance reasonably acceptable to Agent and Lenders and (if applicable) in form suitable for filing, and together with this Agreement and the other Loan Documents referenced in clauses (k)(i) and (k)(ii) above, sufficient to grant Agent for the benefit of the Secured Parties a first priority security interest in the Collateral subject only to Permitted Liens;

(o)           certificates of insurance evidencing the insurance coverage and additional insured and lenders loss payable endorsements reasonably satisfactory to Agent, in each case, as required pursuant to Section 6.4 and subject to Section 6.12(b);

(p)           (x) the Order shall be in full force and effect without modification and shall not have been rescinded and there shall be no subsequent order issued by the Bankruptcy Court or any other Governmental Authority enjoining, estopping, modifying or rescinding such approval and (y) and all other orders, rulings or decisions issued by the Bankruptcy Court, if any, in respect of the Loan Documents or the transactions contemplated thereby (including the satisfaction of the PharmAthene Judgment) shall be reasonably satisfactory to the Agent and the Lenders;

(q)           an executed legal opinion of Loan Parties’ counsel, in form and substance reasonably satisfactory to Agent and Lenders;

(r)            to the extent necessary in order to comply with the condition set forth in clause 4.3(a), updated schedules to Schedules 3.1(i), 5.6, 5.8, 5.13 and/or 5.16; and

(s)           Borrower shall have made payment to PharmAthene on or prior to October 19, 2016, in immediately available funds in the amount of $100 million, and, as a result of such payment, the deadline to satisfy the PharmAthene Judgment shall have been extended to November 30, 2016.

Section 4.4        Conditions Precedent to Supplemental Interest Reserve Release.  The Supplemental Interest Reserve shall not be released from the Interest Reserve Account to the Borrower until the following conditions precedent have been satisfied, and, as applicable, have been delivered to Agent, in each case, in form and substance reasonably satisfactory to Agent and Lenders (the date on which any Supplemental Interest Reserve is released from the Interest Reserve Account, the “Supplemental Interest Reserve Release Date”):

(a)           The Supplemental Interest Reserve Release Date shall occur after June 30, 2018;

(b)           no Default or Event of Default shall have occurred and is continuing or would result from the release of the Supplemental Interest Reserve from the Interest Reserve Account;

(c)           Borrower shall have delivered a certificate in form and substance reasonably satisfactory to Agent and Lenders from the chief executive officer, chief financial officer or general counsel of Borrower confirming that the condition in clause (b) of this Section 4.4 have been satisfied; and

(d)           Borrower shall have delivered to Agent a written request to release any amounts from the Interest Reserve Account pursuant to Section 2.2(c) at least one (1) Business Day prior to the date of such release.

5.         REPRESENTATIONS AND WARRANTIES OF LOAN PARTIES.

Each Loan Party, jointly and severally, represents and warrants to Agent and each Lender that:

Section 5.1        Due Organization and Authorization. Each Loan Party’s exact legal name is as set forth in the Perfection Certificate, and each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization as specified in the Perfection Certificate, has its chief executive office at the location specified in the Perfection Certificate, and is duly qualified and licensed in every jurisdiction wherever necessary to carry on its business and operations, except where the failure to be so qualified and licensed could not reasonably be expected to have a Material Adverse Effect. All information set forth on the Perfection Certificate pertaining to each of the Loan Parties and their Subsidiaries is accurate and complete in all material respects. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by each Loan Party and constitute the legal, valid and binding obligations of each such Person that is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability. Each Loan Party has all requisite power and authority to own its assets, carry on its business as currently conducted and execute, deliver and perform its obligations under the Loan Documents to which it is a party.

Section 5.2        No Conflicts. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party will not (a) contravene any of the organizational documents of such Loan Party, (b) violate any material Requirement of Law, (c) require any action by, filing, registration, qualification with, or approval, consent or withholding of objections from, any Governmental Authority or any other Person, except those which have been obtained and are in full force and effect, (d) result in the creation of any Lien on any of such Loan Party’s Property (except for Liens in favor of Agent, on behalf of itself and the other Secured Parties), or (e) result in any breach of or constitute a default under, or permit the termination or acceleration of, any Material Agreement to which such Loan Party is a party. A list of all Material Agreements of a Loan Party or a Subsidiary of a Loan Party as of the date hereof is set forth on Schedule 5.2 hereto. No Loan Party or such Subsidiary is in default under any agreement to which it is a party or by which it is bound which could reasonably be expected to have a Material Adverse Effect.

Section 5.3        Litigation. There are no actions, suits, proceedings or investigations pending (or to the knowledge of any Loan Party, threatened in writing) against any Loan Party or any of its Subsidiaries or their respective properties, which (a) except as set forth on Schedule 5.3, could reasonably be expected to result in monetary judgment(s) or relief individually in excess of $250,000 or in excess of $500,000 in the aggregate, (b) seek an injunction or other equitable relief that could reasonably be expected to have a Material Adverse Effect, or (c) affect or involve the Loan Documents, the Warrant Documents or any transaction contemplated hereby or thereby.

Section 5.4        Financial Statements. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Agent or Lenders have been prepared in accordance with GAAP (subject, in the case of unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments) and fairly present in all material respects Borrower’s consolidated financial condition and consolidated results of operations. Since the date of the most recent audited financial statements, no event has occurred which has had or could reasonably be expected to have a Material Adverse Effect. There has been no material adverse deviation from the most recent annual operating plan of Borrower delivered to Agent.

Section 5.5        Use of Proceeds; Margin Stock. The proceeds of the Term Loan shall be used solely (i) to satisfy in part the PharmAthene Judgment, (ii) pay fees and expenses associated with the negotiation, execution and delivery of the Transaction Documents, and (iii) to fund the Interest Reserve.  No Loan Party and no Subsidiary of any Loan Party is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. As of the Effective Date and as of the Funding Date, no Loan Party and no Subsidiary of any Loan Party owns any Margin Stock.

Section 5.6        Collateral.

(a)           Each Loan Party has good title to, has rights in, and the power to grant a Lien on and to Transfer each item of the Collateral upon which it purports to grant a Lien under any Loan Document, free and clear of any and all Liens except Permitted Liens. As of the Effective Date and as of the Funding Date, all tangible Collateral (other than inventory or equipment in transit) is located at a location specified on the Perfection Certificate.

(b)           No Loan Party owns any Stock or Stock Equivalents, except for Permitted Investments.

(c)           No Loan Party has any Deposit Accounts, Securities Accounts, commodity accounts or other investment accounts other than the Escrow Account, the Interest Reserve Account, those accounts as of the date hereof and described in Schedule 5.6 hereto as of the date hereof, and accounts for which the Loan Parties have delivered written notice thereof to Agent as required pursuant to Section 6.10(d).

(d)           As of the Effective Date and as of the Funding Date, no Loan Party owns any real property.

Section 5.7        Compliance with Laws.

(a)           Each Loan Party and each of its Subsidiaries is in compliance with all Requirements of Law (including Environmental Laws) applicable to it, except to the extent that any such non-compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)           Without limiting the generality of the immediately preceding clause (a), each Loan Party and each Subsidiary of a Loan Party is in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by OFAC, and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Loan Party nor any Affiliate of a Loan Party (i) is a Person designated by the U.S. Government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person, or (iii) is controlled by (including without limitation by virtue of such Person being a director or owning voting Stock), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, any Loan Document would be prohibited under U.S. law.

(c)           Each Loan Party and each of its Subsidiaries and Affiliates is in compliance with (i) the Trading with the Enemy Act of 1917, Ch. 106, 40 Stat. 411, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended (the “Patriot Act”), and (iii) to the extent applicable, other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

(d)           No Loan Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.

(e)           No Property of any Loan Party or any of its Subsidiaries has been used by any Loan Party or such Subsidiary or, to any Loan Party’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable Requirements of Law.

Section 5.8         Intellectual Property.

(a)           A complete and accurate list of (i) all registered or applied for Intellectual Property owned by, or filed in the name of, any of the Loan Parties, and (ii) all license agreements (including all in-bound license agreements, but excluding unmodified, commercially available off-the-shelf software and non-exclusive software licenses granted in the ordinary course of business) as of the date hereof is set forth on Schedule 5.8 hereto, which indicates, for each such item of Property: (a) the name of the Loan Party that owns or purports to own such Intellectual Property or licenses such Intellectual Property, (b) the Loan Party’s identifier for such property (e.g., name of patent, license, etc.), (c) whether such Property is Intellectual Property (or application therefor) that is owned by such Loan Party or is licensed by such Loan Party, and (d) whether such Intellectual Property is material to the condition (financial or otherwise), business or operations of any Loan Party. In the case of any Intellectual Property described in the foregoing clause (d) that is an in-bound license agreement, Schedule 5.8 further indicates, for each: (i) the name and address of the licensor, (ii) the name and date of the agreement pursuant to which such item of Intellectual Property is licensed, (iii) whether or not such license agreement grants an exclusive license to a Loan Party, (iv) whether there are any purported restrictions in such license agreement as to the ability of a Loan Party to grant a security interest in, or to Transfer any of its rights as a licensee under, such license agreement, and (v) whether a default under or termination of such license agreement could interfere with Agent’s right to sell or assign such license or any other Collateral.

(b)           Each Loan Party’s registered Intellectual Property is valid and enforceable and each Loan Party owns or has rights to use all Intellectual Property used in or necessary for the conduct of its business as now or heretofore conducted by it or proposed to be conducted by it, and such conduct of its business has not, to its knowledge, infringed, misappropriated, or otherwise violated, and does not, to its knowledge, infringe, misappropriate, or otherwise violate, any Intellectual Property of any Person. Except as specified on Schedule 5.8, as of the date hereof, each Loan Party is the exclusive owner of the Intellectual Property it purports to own, and such Intellectual Property is free and clear of all Liens, except Permitted Liens.  No Loan Party has entered into any agreement or financing arrangement (other than any Loan Document) prohibiting or otherwise restricting the existence of any Lien upon any of its Intellectual Property or otherwise affecting any Loan Party’s ability to use, disclose, or enforce any of its Intellectual Property, in each case, other than Permitted Liens.  Upon filing of the Intellectual Property Security Agreements with the United States Patent and Trademark Office and the United States Copyright Office (or any foreign equivalents), as applicable, and the filing of appropriate financing statements, all action necessary or desirable to protect and perfect Agent’s Lien on each Loan Party’s Intellectual Property shall have been duly taken.

(c)           All Intellectual Property assigned to any Loan Party that such Loan Party owns or purports to own, including, as applicable, all Intellectual Property rights in and to the Product, were properly assigned in writing under applicable law to such Loan Party.

(d)           Each Person associated with the invention, development, filing, or prosecution of any Patent Rights in or to the Product, or any other Patent Rights any of the Loan Parties owns or purports to own, has complied with all obligations under applicable law to disclose to the relevant government authority, during the pendency of any patent application included in such Patent Rights, information known by any such Person to be material to the patentability of the pending claims in such application.

(e)           None of the Loan Parties have received an opinion, whether preliminary in nature or qualified in any manner, that concludes that a challenge to the validity or enforceability of any Patent Rights in or to the Product may succeed.

(f)            With respect to each patent and patent application set forth or required to be set forth in Schedule 5.8 (including any Patent Rights in or to the Product), (i) none of the Loan Parties have made any intentional misrepresentations or misstatements and have not intentionally failed to disclose material information during the prosecution of such patents or patent applications, (ii) such patents and patent applications were filed in the name of the proper inventor, and (iii) the applicable Loan Party has received from each such inventor an assignment to such Loan Party of such inventor's entire right, title and interest in and to the invention covered by such patent or patent application.

Section 5.9        Solvency. (i) Immediately before and (ii) immediately after giving effect to the release of the Term Loan from the Escrow Account and Borrower’s incurrence of such Term Loan, the transactions contemplated herein and in the other Transaction Documents, and the payment of all transaction fees, costs and expenses (assuming, for the avoidance of doubt, that all fees, costs and expenses in connection with the transactions contemplated hereby, including the satisfaction of the PharmAthene Judgment, are paid at the time of the making of this representation) in connection with the foregoing, each Loan Party is Solvent.

Section 5.10       Taxes; ERISA.

(a)           Each Loan Party and its Subsidiaries has timely filed all required tax returns and reports with the appropriate Governmental Authority and timely paid all federal and material state, and all material local and foreign taxes, assessments, deposits and contributions owed by such Person, excluding such amounts that are the subject of a Permitted Contest. No Loan Party is aware of any claims or adjustments proposed in writing for any prior tax year that could reasonably be expected to result in additional taxes becoming due and payable by a Loan Party or any of its Subsidiaries. Proper and accurate amounts have been withheld by each Loan Party and each of its Subsidiaries from its respective employees for all periods in compliance with applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.

(b)           Each Plan has been established, maintained, funded and administered in compliance with all Requirements of Law applicable to it, except to the extent that any such non-compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No ERISA Event has occurred or is reasonably expected to occur such that any material liability of a Loan Party, including any liability to the Plan, Multiemployer Plan, Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority could reasonably be expected to result.

Section 5.11      Full Disclosure. No representation, warranty or other statement made by or on behalf of a Loan Party to Agent or any Lender in writing and taken as a whole (including in any certificate, instrument, agreement or document delivered pursuant to any Loan Document) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading at such time, in light of the circumstances in which such statements were made (it being recognized that the projections and forecasts provided by Loan Parties in good faith and based upon reasonable and stated assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results).

Section 5.12       Regulatory Compliance.

(a)           Each Loan Party has, and it and its products and operations are in compliance with, all Registrations that are required to conduct its business, except to the extent that any such non-compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Loan Party is in compliance, and has been in compliance for the previous five years, with all Public Health Laws, except to the extent that any such non-compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, (i) each Registration is in full force and effect in accordance with its terms; (ii) each Loan Party has fulfilled and performed all of its obligations with respect to the Registrations; and (iii) none of the Loan Parties have received any written notice from any Governmental Authority of any proceedings relating to the limiting, revocation, suspension or adverse modification of any Registration.

(b)           To the extent applicable, all products designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold, marketed or delivered by or on behalf of any Loan Party that are subject to the jurisdiction of the FDA have been and are being designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold, marketed or delivered in compliance in all material respects with the Public Health Laws and have been for the previous five years.  All activities conducted by the Loan Parties, or any third party that is a manufacturer or contractor for any Loan Party, are conducted in compliance in all material respects with the Public Health Laws.  All Products delivered to the Strategic National Stockpile under the BARDA Contract by or on behalf of any Loan Party have been and are being designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold, marketed or delivered in compliance in all material respects with the Public Health Laws and the BARDA Contract and have been for the previous five years.

(c)           No Loan Party is currently subject to any material obligation arising pursuant to a Regulatory Action and, to the knowledge of each Loan Party, no such material obligation or Regulatory Action has been threatened by a Governmental Authority in writing.  In addition, and without limitation on the foregoing, no Loan Party has received any written notice or communication from the FDA or any other Governmental Authority alleging material noncompliance with any Public Health Law.

(d)           Except as set forth on Schedule 5.12(d), in the last five years, (i) no Loan Party has received any written notice or communication from the FDA or any other Governmental Authority alleging material noncompliance with any Public Health Law, including without limitation any FDA Form 483, notice of inspectional observation, notice of adverse finding, notice of violation, warning letters, untitled letters or other notices from the FDA and (ii) to the knowledge of any Loan Party, no third party that is a manufacturer or contractor for any Loan Party has received any written notice or communication from the FDA or any other Governmental Authority alleging material noncompliance with any Public Health Law, including without limitation any FDA Form 483, notice of inspectional observation, notice of adverse finding, notice of violation, warning letters, untitled letters or other notices from the FDA relating to such manufacturer or contractor’s work for such Loan Party.  No product has been seized, withdrawn, recalled, detained, or subject to a suspension (other than in the ordinary course of business) of research, manufacturing, distribution or commercialization activity. No proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, revocation, suspension, import detention, or seizure of any product are pending or, to the knowledge of each Loan Party, threatened against any Loan Party. No Loan Party is aware of any facts or circumstances that are reasonably likely to result in any recall of any product.

(e)           As of the Effective Date and as of the Funding Date, no Loan Party or Responsible Officer nor, to the knowledge of each Loan Party, any other of its respective officers, directors, employees, agents or contractors (i) has been debarred or disqualified by the FDA, (ii) excluded from any federal healthcare program or any other federal program or (iii) has received written notice from the FDA or other Governmental Authority proposing to debar or disqualify or exclude such Person.

(f)            To the knowledge of each Loan Party, there is no reason to believe that any Product accepted into the Strategic National Stockpile will need to be replaced at no cost to BARDA for any of the reasons identified in section B.8.3 of the BARDA Contract.

Section 5.13      Government Contracts. Except as set forth on Schedule 5.13 as of the date hereof, no Loan Party or any Subsidiary of a Loan Party is a party to any contract or agreement with any Governmental Authority and no Loan Party’s or such Subsidiary’s Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state, county or municipal law.

Section 5.14      Customer and Trade Relations. As of the Effective Date and as of the Funding Date, there exists no actual or, to the knowledge of any Loan Party, written threat of termination or cancellation of, or any material adverse modification or change in (a) the business relationship of any Loan Party or any Subsidiary of a Loan Party with BARDA or any other Governmental Authority or (b) the business relationship of any Loan Party or any Subsidiary of a Loan Party with any supplier essential to its operations.

Section 5.15      Bonding. As of the Effective Date and as of the Funding Date, no Loan Party or Subsidiary of a Loan Party is a party to or bound by any surety bond agreement, indemnification agreement therefor or bonding requirement with respect to products or services sold by it.

Section 5.16      Ventures, Subsidiaries; Outstanding Stock. Except as set forth in Schedule 5.16, no Loan Party and no Subsidiary (a) has any Subsidiaries, or (b) is engaged in any joint venture or partnership in which such Loan Party or such Subsidiary has or holds (or has rights to) any Stock in or of such joint venture or partnership.  All issued and outstanding Stock of each of the Loan Parties and each of their respective Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and (other than with respect to Stock of Borrower) free and clear of all Liens other than (i) Liens in favor of Agent, for the benefit of the Secured Parties and (ii) other Permitted Liens.  Each Loan Party’s and each of its Subsidiary’s Stock was issued in compliance with all applicable state and federal laws concerning the issuance of securities.  As of the date hereof, (x) all of the issued and outstanding Stock of each Subsidiary of Borrower is owned by each of the Persons and in the amounts set forth in Schedule 5.16 and (y) Schedule 5.16 sets forth the number of shares of Stock of Borrower authorized and issued and outstanding.  Except as set forth in Schedule 5.16, there are no pre-emptive or other outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Loan Party may be required to issue, sell, repurchase or redeem any of its Stock or any Stock of its Subsidiaries.   Schedule 5.16 sets forth the number of options, warrants or similar rights authorized and outstanding with respect to the Stock of a Loan Party or its Subsidiaries.

6.         AFFIRMATIVE COVENANTS.  Each Loan Party covenants and agrees with each Lender and the Agent as follows until the Termination Date:

Section 6.1        Good Standing. Each Loan Party and its Subsidiaries shall maintain, and shall cause each of its Subsidiaries to maintain, its existence and good standing in its jurisdiction of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Each Loan Party shall maintain, and shall cause each of its Subsidiaries to maintain, in full force all permits, licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.

Section 6.2        Notice to Agent and the Lenders.

(a)           Each Loan Party shall promptly (but in any event within three (3) Business Days after a Responsible Officer of a Loan Party becomes aware) provide Agent and each Lender with written notice of (i) the occurrence of any Default or Event of Default, (ii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any of its Subsidiaries or its respective Property (A) in which the amount of damages claimed is $250,000 or more, (B) which could reasonably be expected to have a Material Adverse Effect or (C) in which the relief sought is an injunction or other stay of performance of any Loan Document or Warrant Document, and (iii) any material amendments to (and copies of all statements, reports and notices (other than non-material statements, reports and notices delivered in the ordinary course of business) delivered to or by a Loan Party in connection with any Material Agreement or any Loan Party entering into any Material Agreement or any termination or material breach thereof; and (iv) the occurrence of any ERISA Event that could reasonably be expected to result in liability to any Loan Party in excess of $500,000.

(b)           Each Loan Party shall promptly (but in any event within three (3) days) after the receipt or occurrence thereof notify Agent of (i) any written notice received by a Loan Party or any Subsidiary of Loan Party alleging potential or actual violations of any Public Health Law, (ii) any written notice that the FDA is limiting, suspending or revoking any Registration, (iii) any written notice that any Loan Party or any Subsidiary of a Loan Party has become subject to any Regulatory Action, (iv) the exclusion or debarment from any federal healthcare program or debarment or disqualification by FDA of any Loan Party or any Subsidiary of a Loan Party or its or their Responsible Officers or, to the knowledge of the Loan Parties, any other of its or their respective officers, directors, employees, agents, or contractors, or (v) any written notice that any product of any Loan Party or any Subsidiary of a Loan Party has been seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing, or the commencement of any proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, suspension, import detention, or seizure of any product are pending or threatened in writing against any Loan Party or any Subsidiary of a Loan Party, except, in each case (i) through (v), as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 6.3         Financial Statements; Reports; Collateral Reporting; Lender Calls.

(a)           Borrower shall deliver to Agent and Lenders (i) as soon as available and in any event within 30 days after the end of each fiscal month, unaudited consolidated (and, if Borrower acquires or forms a Subsidiary after the Effective Date,  consolidating) balance sheets, statements of income or operations and cash flow statements of Borrower and its Subsidiaries as of the end of such fiscal month and that portion of the fiscal year ending as of the close of such fiscal month, in a form reasonably acceptable to Agent and Requisite Lenders and certified by a Responsible Financial Officer of Borrower, provided, it being agreed and understood that the form of monthly financial statement reports delivered by Borrower to Agent and Lenders prior to the date hereof is acceptable to Agent and Lenders, (ii) as soon as available and in any event within 45 days after the end of each fiscal quarter, unaudited consolidated (and, if Borrower acquires or forms a Subsidiary after the Effective Date,  consolidating) balance sheets, statements of income or operations and cash flow statements of Borrower and its Subsidiaries as of the end of such fiscal quarter and that portion of the fiscal year ending as of the close of such fiscal quarter, and discussing the reasons for any significant variations from the annual operating plan for such period in the same format as the actual to budget analysis provided to the audit committee of the board of directors of Borrower, all in a form reasonably acceptable to Agent and Requisite Lenders and certified by a Responsible Financial Officer of the Borrower and (iii) as soon as available and in any event within ninety (90) days  after the end of each fiscal year, audited consolidated (and, if prepared, consolidating) balance sheets, statements of income or operations and cash flow statements of Borrower and its Subsidiaries as of the end of such fiscal year, together with a report of PricewaterhouseCoopers LLC or another independent certified public accounting firm reasonably acceptable to Agent, which report shall contain an unqualified opinion stating that such audited financial statements fairly present in all material respects the financial position of Borrower and its Subsidiaries for the periods indicated therein in conformity with GAAP applied on a basis consistent with prior years without qualification as to the scope of the audit or any other matter or other qualification (it being understood that solely with respect to the audit opinions for the fiscal years ending December 31, 2016 and December 31, 2017, such audit opinion may include an “emphasis of matter” with respect to Borrower’s ability to continue as a going concern).  All such financial statements shall be prepared in accordance with GAAP (subject, in the case of unaudited financial statements, to the absence of footnotes and normal year end audit adjustments).

(b)          Concurrently with the delivery of the financial statements specified in Section 6.3(a)(ii) and (iii), Borrower shall deliver to Agent a compliance certificate, signed by a Responsible Financial Officer of Borrower, substantially in the form attached hereto as Exhibit C-1.  Concurrently with the delivery of the financial statements specified in Section 6.3(a)(i), Borrower shall deliver to Agent a compliance certificate, signed by a Responsible Financial Officer of Borrower, substantially in the form attached hereto as Exhibit C-2.

(c)           Borrower shall deliver to Agent (i) copies of all statements, reports and notices made available (i) generally through an SEC filing by the Borrower or (ii) directly by any Loan Party to each holder of its Stock or Stock Equivalents or to any holders of Subordinated Indebtedness, all non-ministerial notices sent to any Loan Party by the holders of such Subordinated Indebtedness, and all documents filed with the SEC or any securities exchange or Governmental Authority exercising a similar function, promptly (but in any event within three (3) Business Days) after delivering or receiving such information to or from such Persons, (ii) an annual operating plan for Borrower, on a consolidated (and if available, consolidating) basis, for the current fiscal year within sixty (60) days after the end of the immediately preceding fiscal year of Borrower, and (iii) such budgets, sales projections, or other business, financial, corporate affairs and other information as Agent or any Lender (through Agent) may reasonably request from time to time (including, but not limited to, statements of Deposit Accounts and Securities Accounts).

(d)           [Reserved].

(e)           On a quarterly basis, Borrower shall:

(i)            deliver to Agent, at the time of delivery of each of the quarterly financial statements delivered pursuant to Section 6.3(a), a listing of any governmental contracts of any Loan Party subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state, county or municipal law that have been entered into during the prior fiscal quarter;

(ii)           deliver to Agent, at the time of delivery of each of the quarterly financial statements delivered pursuant to Section 6.3(a), an update of the regulatory timeline for the filing of the NDA for ST-246 (tecovirimat);

(iii)          promptly (but in any event within ten (10) Business Days) after each delivery by Borrower to Agent of the financial statements required to be delivered on a quarterly basis pursuant to Section 6.3(a), Borrower shall host a meeting (which may, upon mutual agreement among Agent, Requisite Lenders, and Borrower, be in person or via telephone or videoconference) at a time and place to be mutually agreed at which all Lenders shall be invited to attend and at which Borrower and management shall review the financial results of the Loan Parties and their Subsidiaries and such other matters as may be requested by Requisite Lenders or Agent; provided that, if such meeting is in person, the Loan Parties shall only be required to reimburse the reasonable and documented out-of-pocket costs and expenses of Agent, each Lender and one regulatory consultant for Agent and Lenders taken as a whole.

Notwithstanding anything herein to the contrary, documents required to be delivered pursuant to this Section 6.3 may be delivered by (x) electronic mail in accordance with Section 10.2 or (y) Borrower’s posting such documents, or providing a link thereto, on Borrower’s website on the Internet at www.siga.com, and such documents shall be deemed delivered in the case of clause (y) on the date on which Agent receives written notification of such posting (which notification may be made by electronic mail in accordance with Section 10.2.  Notwithstanding anything to the contrary contained in Section 6.2 and Section 6.3, effective immediately upon delivery of a written notice (an “Information Declination Notice”) by Oaktree to (x) Agent and (y) Borrower that Oaktree no longer wishes to receive the items described in such sections (or any subclauses thereof), neither Agent nor Borrower shall deliver any such items to Oaktree, pursuant to the terms of this Agreement or otherwise.  Oaktree may, in its sole discretion, rescind any Information Declination Notice by the delivery of written notice of such rescission to (x) Agent and (y) Borrower, at which time any obligations to comply with Section 6.2 and/or Section 6.3 (or any subclauses thereof) shall be reinstated as of the date of delivery of such notice.

Section 6.4         Insurance.  Each Loan Party, at its expense, shall maintain, and shall cause each Subsidiary to maintain, insurance (including, without limitation, comprehensive general liability, hazard, and business interruption insurance) with respect to all of its properties and businesses (including, the Collateral), in such amounts and covering such risks as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event with deductible amounts, insurers and policies that shall be reasonably acceptable to Requisite Lenders.  Borrower shall deliver to Agent certificates of insurance evidencing such coverage, together with endorsements to such policies naming Agent as a lender loss payee or additional insured, as appropriate, in form and substance reasonably satisfactory to Agent.  Each policy shall provide that coverage may not be canceled  by the insurer except upon thirty (30) days prior written notice to Agent or ten (10) days prior written notice for non-payment and shall not be subject to co-insurance.  Each Loan Party shall provide Agent with reasonable prior written notice (but in no event less than ten (10) days) of any reduction to insurance coverage.  Each Loan Party appoints Agent as its attorney-in-fact to make, settle and adjust all claims under and decisions with respect to such Loan Party’s policies of insurance, and to receive payment of and execute or endorse all documents, checks or drafts in connection with insurance payments, provided that, Agent shall not act as such Loan Party’s attorney-in-fact unless an Event of Default has occurred and is continuing.  The appointment of Agent as any Loan Party’s attorney in fact is a power coupled with an interest and is irrevocable until the Termination Date.  Proceeds of insurance shall be applied, at the option of Agent (acting at the direction of Requisite Lenders), to repair or replace the Collateral or to reduce any of the Obligations.  Notwithstanding the foregoing, if a Loan Party delivers to Agent a certificate, signed by a Responsible Financial Officer of such Loan Party, that it intends within ninety (90) days of receipt of such insurance proceeds (the “Reinvestment Period”) to use all or a portion of such proceeds to purchase assets used or useful in the ordinary course of business or to make payments to a contract manufacturing organization in the ordinary course of business within such Reinvestment Period, then so long as no Default or Event of Default shall have occurred and be continuing on the date such Loan Party receives such insurance proceeds or at any point during such Reinvestment Period, such Loan Party may use all or such portion of such proceeds in the manner set forth in such certificate (which, for the avoidance of doubt, such certificate shall specify in reasonable detail the intended use of such proceeds); provided, that (a) the aggregate amount of such insurance proceeds that may be reinvested shall not exceed $500,000 in the aggregate in any fiscal year and (b) any such proceeds (x) not intended to be reinvested as of the date of receipt of such proceeds or (y) not so reinvested at the end of such Reinvestment Period shall be promptly  (but in any event, no later than the first Business Day immediately following the end of such Reinvestment Period) remitted to Agent to be applied in accordance with the immediately preceding sentence.

Section 6.5         Taxes; ERISA.

(a)           Each Loan Party shall, and shall cause each Subsidiary to, duly file all tax reports and returns with the appropriate Governmental Authority and pay and discharge all federal and state, and material local and foreign, taxes, assessments, deposits and contributions owed by such Person, excluding such amounts that are the subject of a Permitted Contest.

(b)           Each Loan Party shall maintain, fund and administer all Plans in material compliance with their terms and ERISA, the Code or other applicable Requirements of Law.

Section 6.6        Access Agreements. Unless otherwise agreed to by Agent (acting at the direction of Requisite Lenders) in writing and subject to Section 6.12, each Loan Party shall use commercially reasonable efforts to obtain and maintain an Access Agreement with respect to any real property (other than real property owned by such Loan Party) (a) that is such Loan Party’s principal place of business, (b) where such Loan Party’s books or records are maintained or (c) where any Collateral is stored or maintained, including but not limited to contract manufacturing organizations; provided, that the Loan Parties shall not be required to obtain an Access Agreement with respect to one or more locations described in the foregoing clause (c) if the value of the Collateral at all such locations is less than $250,000 in the aggregate and Borrower gives written notice to Agent of the existence of each such location.

Section 6.7        Protection of Intellectual Property.  Each Loan Party shall (a) protect, defend and maintain the validity and enforceability of any Intellectual Property material to the conduct of its business, (b) promptly advise Agent in writing of material infringements of any Intellectual Property material to such Loan Party’s business, (c) not allow any Intellectual Property material to such Loan Party’s business to be abandoned, forfeited or dedicated to the public without Agent’s written consent (acting at the direction of Requisite Lenders) except for abandonment of subject matter necessitated to advance patent prosecution, and (d) notify Agent promptly, but in any event within seven (7) Business Days, if it knows or has reason to know that any application or registration relating to any Intellectual Property (now or hereafter existing) used in, necessary for, or material to its business may become abandoned or dedicated, or if any adverse determination or development occurs (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court, it being acknowledged that the Agent and the Lenders have been informed of all developments as of the Effective Date related to the PharmAthene Litigation) regarding such Loan Party’s ownership or use of any such Intellectual Property material to its business, or its right to register the same or to keep and maintain the same.  Each Loan Party shall at all times conduct its business without infringing, misappropriating, diluting, violating, or otherwise impairing the Intellectual Property of any other Person.  None of Agent or any Lender shall have any obligation or liability under such license by reason of or arising out of any Loan Document, the granting of a Lien, if any, in such license or the receipt by Agent (on behalf of itself and Lenders) of any payment relating to any such license.  If after the Effective Date any Loan Party (i) obtains any registered or applied for Intellectual Property, whether as owner, licensee or otherwise, or (ii) applies for any patent or other registered Intellectual Property, then such Loan Party shall concurrently provide written notice thereof to Agent and shall promptly execute an Intellectual Property Security Agreement (or updates to the Exhibits to the Intellectual Property Security Agreement previously delivered if not filed at such time by Agent) and other documents and take such other actions as Agent shall request in its good faith business judgment to protect or perfect and maintain a first priority perfected security interest (which will be effective as provided herein) in favor of Agent, for the benefit of Secured Parties, in such Property. If requested by Agent, each Loan Party shall promptly provide to Agent copies of all applications that it files for patents or for the registration of any other Intellectual Property.  In the event that any Intellectual Property of any Loan Party is infringed, misappropriated, diluted or violated by any Person, such Loan Party shall take commercially reasonable actions as such Loan Party shall reasonably deem appropriate under the circumstances to protect against such infringement, misappropriation, dilution or violation, including, without limitation, initiating a suit seeking injunctive relief and any and all damages for infringement, misappropriation, dilution or violation thereof.

Section 6.8         Collateral.

(a)           Each Loan Party shall maintain (i) all of the Collateral (other than Intellectual Property subject to clause (ii)) in the continental United States, and (ii) all rights in and to Intellectual Property constituting the Collateral in any jurisdiction throughout the world.

(b)           Each Loan Party shall maintain and preserve in good working order and condition (normal wear and tear, casualty and condemnation excepted), all of its Property necessary in the conduct of its business.

(c)           Each Loan Party shall maintain proper books of record and account, in which full, true and correct entries shall be made in accordance with GAAP and all other applicable Requirements of Law of all financial transactions and matters involving the assets and business of such Loan Party.

(d)           Each Loan Party shall, during normal business hours and upon reasonable prior notice (unless a Default or Event of Default has occurred and is continuing in which event no notice shall be required and Agent and Lenders and one regulatory consultant for Agent and Lenders taken as a whole shall have access at all times during the continuance thereof), as frequently as Requisite Lenders determine to be appropriate, permit Requisite Lenders, Agent (who may be accompanied by representatives of any Lender) and any of its Related Persons (including but not limited to one regulatory consultant for Agent and Lenders taken as a whole) (i) to have access to the properties, facilities, and employees (including officers) of each Loan Party and to the Collateral and (ii) to inspect, audit, appraise, review or evaluate and make extracts and copies of any Loan Party’s books and records (or at the request of Requisite Lenders, deliver true and correct copies of such books and records to Requisite Lenders or Agent) and the Collateral.  The Loan Parties shall only be required to reimburse Agent and any applicable Lender for the expenses (including expenses of one regulatory consultant for Agent and Lenders taken as a whole) of two (2) examinations, inspections and audits per calendar year (unless a Default or Event of Default has occurred and is continuing in which case Loan Parties shall be responsible for all such expenses). Upon Agent’s reasonable request, each Loan Party will promptly notify Agent in writing of the location of any Collateral.

(e)           If any Loan Party shall obtain an interest in any Commercial Tort Claim for an amount in excess of $250,000 in the aggregate for all such claims, such Loan Party shall, after obtaining such Commercial Tort Claim, promptly (and in any event, concurrently with the delivery of the quarterly compliance certificates to be delivered pursuant to Section 6.3(b)) notify Agent in writing, and upon the written request of Agent, promptly (and in any event within five (5) Business Days) amend Schedule 3.1(i), authorizing Agent to do such acts or things reasonably deemed necessary by Agent to give Agent a first priority (subject only to Permitted Liens) perfected security interest in any such Commercial Tort Claim.  Without limiting the foregoing, such Loan Party agrees that the notice described in the first sentence of this Section 6.8(d) shall constitute the grant to Agent by such Loan Party of a first priority (subject only to Permitted Liens) security interest in the Commercial Tort Claim described therein.

Section 6.9         Compliance with Law.

(a)           Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Requirements of Law (including any Environmental Laws) except where the failure to comply could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)          Without limiting the generality of the foregoing, (i) each Loan Party shall, and shall cause each of its Subsidiaries to, comply, in all material respects, with all Public Health Laws and their implementation by any applicable Governmental Authority and (ii) each Loan Party shall, and shall cause each of its Subsidiaries to, continue to operate, and shall ensure that any third party that is a manufacturer or contractor for any Loan Party operates, all facilities, locations, and processes in compliance, in all material respects, with all Registrations and Public Health Laws, except, solely with respect to such operations of such third party manufacturer or contractor, to the extent the failure of such third party does not materially impair such third party’s ability to perform services for or on behalf of any Loan Party, (iii) all products designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold, marketed or delivered by or on behalf of any Loan Party or any Subsidiary of a Loan Party that are subject to the jurisdiction of the FDA shall be designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold, marketed and delivered in compliance, in all material respects, with the Public Health Laws, (iv) (1) each Loan Party shall conduct, and shall ensure that any third party that is a manufacturer or contractor for any Loan Party conducts, all clinical trials in compliance in all material respects with all Public Health Laws and the final protocols submitted to the FDA, except, solely with respect to such operations of such third party manufacturer or contractor, to the extent the failure of such third party does not materially impair such third party’s ability to perform or conduct services for or on behalf of any Loan Party, and (2) each Loan Party shall manufacture, and shall ensure that any third party that is a manufacturer or contractor for any Loan Party manufactures, all product in compliance in all material respects with all Public Health Laws except, solely with respect to such operations of such third party manufacturer or contractor, to the extent the failure of such third party does not materially impair such third party’s ability to manufacture or perform services for or on behalf of any Loan Party.

(c)           No Loan Party shall (x) employ or (y) to the knowledge of a Responsible Officer of Borrower, contract with, in each case, any individual (in the case of clause (y), other than an employee) that has been debarred or disqualified by the FDA or excluded from any federal healthcare program or any other federal program, or proposed for debarment, disqualification or exclusion.

Section 6.10      Deposit Accounts and Securities Accounts; Cash Management Procedures.

(a)          On and after the Funding Date, the Term Loan shall be held in a Deposit Account in the name of the Escrow Agent; provided, Borrower shall not have access to the Term Loan and no portion of the Term Loan shall constitute property of Borrower or Borrower’s estate until and to the extent any such Term Loan is released from the Escrow Account in accordance with the foregoing Section 2.2(b) and Section 4.3.

(b)          On and after the Escrow Release Date, Borrower shall hold the Interest Reserve in a Deposit Account, which shall be subject to a deposit account control agreement, in form and substance reasonably satisfactory to the Agent and Requisite Lenders that shall provide for the Agent to have sole dominion and control over the Interest Reserve Account at all times pursuant to the terms of such deposit account control agreement (a “Blocked Account Control Agreement”).

(c)           Other than amounts on deposit in the Interest Reserve Account, each Loan Party shall hold all of its other cash and Cash Equivalents in a Deposit Account or Securities Account, and each Loan Party shall enter into, and cause each depository or securities intermediary to enter into (x) on or before the Escrow Release Date, for any such Deposit Accounts or Securities Accounts (other than an Excluded Account) opened or maintained as of the Escrow Release Date or (y) prior to or concurrently with the establishment or acquisition of any new Deposit Account or Securities Account (other than an Excluded Account) established or acquired after the Escrow Release Date, in each case, in form and substance reasonably satisfactory to Agent and Requisite Lenders (together with the Blocked Account Control Agreement, each an “Account Control Agreement”) with respect to each such Deposit Account and Securities Account maintained by such Person.  All such Account Control Agreements (other than with respect to a Blocked Account Control Agreement) shall provide for “springing” cash dominion with respect to each such account, including each disbursement account.  With respect to each Account Control Agreement providing for “springing” cash dominion, Agent will not deliver to the relevant depository institution a notice or other instruction which provides for exclusive control over such account by Agent until an Event of Default has occurred and is continuing.

(d)           Prior to opening or acquiring a Deposit Account or Securities Account, each Loan Party shall give Agent written notice thereof and shall comply with Section 6.10(c) with respect thereto (to the extent applicable).

Section 6.11      Further Assurances. Each Loan Party shall, upon request of Requisite Lenders or Agent, furnish to Agent or Requisite Lenders such further information, execute and deliver to Agent or Requisite Lenders such documents and instruments (including, without limitation, UCC financing statements) and shall do such other acts and things as Agent may at any time reasonably request relating to the perfection or protection of the security interest created by any Loan Document or for the purpose of carrying out the intent of the Loan Documents.  If any Loan Party acquires any fee ownership of real property, such Loan Party shall notify Agent in writing and simultaneously with such acquisition, execute and/or deliver to Agent a mortgage or such other agreements and documents as Requisite Lenders shall reasonably require to grant to Agent, for the ratable benefit of the Secured Parties, a security interest over such real property as security for the Obligations, and shall satisfy such other requirements as Requisite Lenders shall reasonably request (including, without limitation, appraisal, insurance, environmental and survey requirements).

Section 6.12      Conditions Subsequent to Escrow Release Date.  In consideration for each Lender agreeing to release the Term Loan from the Escrow Account on the Escrow Release Date notwithstanding that certain of the conditions to such release were not satisfied as of the Escrow Release Date, the Loan Parties agree to deliver or satisfy, or cause to be delivered or satisfied, to Agent, within the time frames set forth below, each of the following conditions subsequent; provided, it being agreed and understood that unless otherwise specified below, the failure by the Loan Parties to perform or satisfy or cause to be performed or satisfied any of the conditions subsequent set forth below on or before the date applicable thereto shall constitute an immediate Event of Default hereunder:

(a)           within one (1) Business Day of the Escrow Release Date, cause the satisfaction of judgment executed by PharmAthene with respect to the PharmAthene Judgment to be properly filed on the public docket of the Delaware Court of Chancery;

(b)           within thirty (30) days of the Escrow Release Date, deliver endorsements to insurance policies reasonably satisfactory to Agent, as required pursuant to Section 6.4; and

(c)           within sixty (60) days of the Escrow Release Date, use commercially reasonable efforts to deliver a fully-executed Access Agreement, duly executed by the applicable landlord, bailee or third party Person, the applicable Loan Party, and Agent, with respect to each location to the extent required pursuant to Section 6.6; provided, solely with respect to Access Agreements with a third-party contract manufacturing organization, it shall not be a Default or Event of Default hereunder if Borrower shall fail to deliver any such Access Agreement within such time period after its use of commercially reasonable efforts to obtain the same.

Section 6.13      Meetings with the FDA.  Each Loan Party shall promptly notify Agent (and in any event within two (2) Business Days of the earlier of (x) a Responsible Officer’s knowledge and (y) receipt of notice, of such meeting) of any in-person meeting with the FDA or any representatives or sub-agencies thereof and use reasonable best efforts to ensure that Agent or any Lender (or their respective representatives or designees, including consultants) may, in their sole discretion at Borrower’s expense, accompany such Loan Party to such in-person meeting(s); provided, it being agreed and understood that it shall not be a Default or Event of Default hereunder if the FDA prohibits any of Agent or any Lender (or their respective representatives or designees) from attending any such meeting(s) after Borrower’s use of reasonable best efforts to request such attendance.

7.         NEGATIVE COVENANTS.  Each Loan Party covenants and agrees with each Lender and the Agent that from the Effective Date until the Termination Date:

Section 7.1         Liens. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) create, incur, assume or permit to exist any Lien on any of its Property, other than Permitted Liens, or (b) enter into, assume or become subject to any agreement or other contractual obligation (other than this Agreement or any capital lease or other equipment financings in connection with Indebtedness permitted under this Agreement) prohibiting or otherwise restricting the existence of any Lien upon any of its Property (including, without limitation, any of its Intellectual Property), whether now owned or hereafter acquired.

Section 7.2         Indebtedness. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly create, incur, assume, permit to exist, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except for Permitted Indebtedness.

Section 7.3        Dispositions. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (i) Transfer, license, abandon, or let lapse any of its Property, except for Permitted Dispositions or (ii) Transfer, license, abandon, or let lapse any of its Intellectual Property (except for non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice, or expiration of Intellectual Property rights in accordance with their respective statutory terms).

Section 7.4        Change in Name, Location or Executive Office; Change in Business; Change in Fiscal Year. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) change its legal name, its jurisdiction of organization, its organizational structure or type, or any organizational identification number (if any) assigned by its jurisdiction of organization, in each case without providing Agent thirty (30) days prior written notice, (b) relocate its chief executive office without thirty (30) days prior written notification to Agent, (c) engage in any business other than or reasonably related or incidental to, and reasonable extensions of, the businesses currently engaged in by such Person as of the Effective Date or (d) change its fiscal year end.

Section 7.5        Mergers and Investments. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, (a) merge, liquidate, wind up, dissolve or consolidate with or into any other Person (other than mergers, liquidations, wind ups, dissolutions or consolidations of (x) a Subsidiary of Borrower into Borrower so long as Borrower is the surviving entity, (y) a Subsidiary of Borrower into any Loan Party (other than Borrower) so long as such Loan Party is the surviving entity, or (z) a non-Loan Party into another non-Loan Party), or (b) acquire, own or make any Investment in or to any Person other than Permitted Investments.

Section 7.6        Restricted Payments. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) declare or pay any dividends or make any other distribution or payment on account of or redeem, retire, defease or purchase any Stock or Stock Equivalent (other than (i) the payment of dividends to Borrower or any other Loan Party, (ii) the payment of dividends or distributions payable solely in such Loan Party’s Stock or Stock Equivalents, (iii) the issuance of Stock upon the exercise or conversion of Stock Equivalents, and (iv) so long as no Default or Event of Default is then continuing or would result therefrom, the repurchase of Borrower’s Stock and Stock Equivalents from current or former officers, employees or directors (or their permitted transferees or estates) upon their death, disability or termination of employment, or as part of tax withholding relating to the vesting of Borrower’s equity securities, in an aggregate amount not to exceed $1,250,000 in any fiscal year for repurchases that involve death, disability or termination of employment and $2,500,000 (such amount shall be increased to $7,500,000 when Borrower has $180,000,000 in cash and Cash Equivalents in accounts subject to an Account Control Agreement, excluding the Blocked Account Control Agreement(s)) in any fiscal year for purchases that involve tax withholding relating to the vesting of equity securities, (b) purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness (other than with respect to the Obligations as described in Section 2.5) prior to its scheduled maturity, (c) purchase or make any payment on or with respect to any Subordinated Indebtedness, except as expressly permitted by the applicable Subordination Agreement, (d) pay any management, consulting or similar fees to any Affiliate or holder of Stock or Stock Equivalents of a Loan Party (other than (i) director’s fees and reimbursement of actual out of pocket expenses incurred in connection with attending board of director meetings not to exceed in the aggregate, with respect to all such items, $750,000 in any fiscal year, (ii) bona fide consulting and service fees on arm’s-length terms paid to such Affiliates or holders of Stock or Stock Equivalents for actual services rendered to the Loan Parties in the ordinary course of business  in an aggregate amount not to exceed $250,000 in any fiscal year (which amount shall be payable in cash), and (iii) legal fees to Kramer Levin Naftalis & Frankel LLP)), or (e) be a party to or bound by an agreement that restricts a Loan Party or any Subsidiary of a Loan Party from paying dividends or otherwise making any payments or distributions to any Loan Party.

Section 7.7        Transactions with Affiliates. Except as set forth in Schedule 7.7, no Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly enter into or permit to exist any transaction with or for the benefit of any Affiliate of a Loan Party except for (a) transactions that are in the ordinary course of such Loan Party’s or such Subsidiary’s business, upon fair and reasonable terms that are no more favorable to such Affiliate than would be obtained in an arm’s length transaction, (b) transactions among Loan Parties, (c) transactions among non-Loan Parties, (d) any payments permitted by Section 7.6, (e) reasonable and customary compensation arrangements for directors, officers and employees of Loan Parties and their Subsidiaries in the ordinary course of business, (f) equity investments and/or Subordinated Indebtedness permitted hereunder consisting of permitted convertible Subordinated Indebtedness or warrant transactions, and (g) other transactions involving payments in an aggregate amount in any calendar year not to exceed $250,000.

Section 7.8         Compliance. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) fail to comply with the laws and regulations described in clauses (b) or (c) of Section 5.7, (b) use any portion of the Term Loan to purchase or carry, become engaged in the business of purchasing or selling, or extend credit for the purpose of purchasing or carrying Margin Stock, (c) fail to comply with the Federal Fair Labor Standards Act, or (d) incur an ERISA Event which could reasonably be expected to result in any material liability of any Loan Party, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

Section 7.9         Amendments to Other Agreements. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, amend, modify or waive any provision of (a) any Material Agreement or any of such Loan Party’s or such Subsidiary’s organizational documents, unless the net effect of such amendment, modification or waiver is not materially adverse to any Loan Party, such Subsidiary, Agent or Lenders, or (b) any document relating to any Material Indebtedness.

Section 7.10      Financial Covenants.

(a)           Liquidity Covenant. On and after the Escrow Release Date, the Loan Parties shall not permit on each day during each fiscal period set forth below the closing balance of their unrestricted cash and Cash Equivalents (excluding cash or other amounts held in the Interest Reserve Account) maintained in one or more Deposit Accounts or Securities Accounts subject to an Account Control Agreement as required under Section 6.10  (“Liquidity”), to be less than the amount set forth below for the applicable period.

Fiscal Quarter Period	Minimum Liquidity
Fiscal quarter ending December 31, 2016	$15,000,000
Fiscal quarter ending March 31, 2017	$15,000,000
Fiscal quarter ending June 30, 2017	$15,000,000
Fiscal quarter ending September 30, 2017	$10,000,000
Fiscal quarter ending December 31, 2017	$10,000,000

From January 1, 2018 to the earlier of (i) the fiscal quarter ending December 31, 2018 and (ii) 45 days after receipt from the FDA of final approval of ST-246 (tecovirimat), Liquidity shall not be less than $5,000,000.  Thereafter, each day during each fiscal quarter period ending thereafter, Liquidity shall not be less than $20,000,000.

(b)          After the Escrow Release Date, Capital Expenditures and Unreimbursed R&D Vendor Costs Covenants.

(i)            Borrower shall not, and shall not permit any of its Subsidiaries to, make any Capital Expenditures, other than Capital Expenditures not exceeding $250,000 in any fiscal year of Borrower; and

(ii)           Borrower shall not, and shall not permit any of its Subsidiaries to, make any Unreimbursed R&D Vendor Costs, other than Unreimbursed R&D Vendor Costs not exceeding $250,000 in any fiscal year of Borrower.

(c)           Regulatory Milestones.  Borrower shall not fail to deliver to Agent or obtain (in the case of clause (vi) below):

(i)            (1) by October 15, 2016, a written certification from a Responsible Officer of Borrower certifying that the database lock shall have been completed; provided, that if Borrower shall fail to satisfy the foregoing covenant in this clause (i)(1) by such date, (A) solely for purposes of this sub-clause (A), it shall not be or result in a Default or Event of Default hereunder, but the interest rate applicable to the Term Loan pursuant to Section 2.3(a) shall automatically be increased by 1.50% per annum on and after October 16, 2016 until such date as the database lock shall be completed (as certified in writing to Agent by a Responsible Officer of Borrower) (and Lenders shall deliver written notice to Agent that the interest rate shall be increased in accordance with this Section 7.10(c)(i)) and (B) the Borrower shall have until December 1, 2016 to deliver a written certification from INC Research LLC (which such certification may be a copy of any such written certification received by Borrower from INC Research LLC (which Borrower is permitted to share with Agent and Lenders)) certifying that the database lock shall have been completed or other evidence reasonably satisfactory to Requisite Lenders and Agent that the database lock shall have been completed;

(ii)           by April 1, 2017, a draft report of the pivotal clinical safety trial (Study SIGA-246-008);

(iii)          by July 1, 2017, a final report of the study referenced in clause (i) above;

(iv)          by September 30, 2017, either official meeting minutes issued by the FDA to Borrower or minutes prepared by Borrower and officially submitted to the Investigational New Drug application, in each case with respect to all pre-NDA meetings with the FDA; provided, that, if Borrower satisfies this clause (iii) by September 30, 2017 solely by delivering to Agent by such date minutes of any such meetings prepared by Borrower, Borrower shall within three (3) Business Days of its receipt of official meeting minutes issued by the FDA relating to any pre-NDA meeting, deliver to Agent the official meeting minutes issued by the FDA for any such meeting;

(v)           by December 31, 2017, evidence reasonably satisfactory to Agent and Requisite Lenders that the NDA for TPOXX (tecovirimat) has been submitted to the FDA for final approval; provided that the foregoing December 31, 2017 deadline shall be extended to April 30, 2018, if, and only if, by December 31, 2017, the Borrower has completed (1) all document subsections for module 3 of the NDA (CMC/Quality Module) and (2) 75% of document subsections for modules 2, 4, and 5 of the NDA and has delivered evidence of such completion reasonably satisfactory to Agent and Requisite Lenders by December 31, 2017; or

(vi)          FDA final approval of TPOXX (tecovirimat) by December 31, 2018.

Section 7.11      SIGA (Europe). SIGA (Europe) shall not have any material operations or liabilities and shall not have assets with a fair market value in excess of 5,000 British pounds sterling. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly enter into or permit to exist any transaction with or for the benefit of SIGA (Europe).

8.         DEFAULT AND REMEDIES.

Section 8.1         Events of Default. Each of the following shall be an “Event of Default”:

(a)           any Loan Party shall fail to pay (i) any principal when due, or (ii) any interest, fees or other Obligations (other than as specified in clause (i)) within three (3) Business Days after the due date thereof (other than on the Final Maturity Date);

(b)           any Loan Party breaches any of its obligations under Section 6.1 (solely as it relates to maintaining its existence), Section 6.2, Section 6.3, Section 6.4, Section 6.8(a), and (d), Section 6.10, Section 6.12, Section 6.13 or Article 7;

(c)           any Loan Party breaches any of its other obligations under any of the Loan Documents and fails to cure such breach within thirty (30) days after the earlier of (i) the date on which an officer of such Loan Party becomes aware, or through the exercise of reasonable diligence should have become aware, of such failure and (ii) the date on which notice shall have been given to any Loan Party from Agent or the Requisite Lenders;

(d)           any representation, warranty or statement made or deemed made by or on behalf of any Loan Party in any of the Loan Documents or otherwise made in writing in connection with any of the Obligations shall be incorrect or misleading in any material respect (or in any respect if qualified by “material” or “Material Adverse Effect”) when made or deemed made;

(e)           (i) service of process is made that seeks to attach any funds (in excess of $500,000) of a Loan Party on deposit in any Deposit Account or Securities Account, (ii) a notice of Lien, levy, or assessment is filed against any Loan Party’s assets by any Governmental Authority, and the same under the preceding subclauses (i) and (ii) are not, within forty five (45) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise), or (iii) any portion of the assets of the Loan Parties with an aggregate value in excess of $500,000 is attached, seized, levied on, or comes into possession of a trustee or receiver;

(f)            one or more judgments, orders or decrees shall be rendered against any Loan Party or any Subsidiary of a Loan Party that exceeds by more than $500,000 any insurance coverage applicable thereto (to the extent the relevant insurer has been notified of such claim and has not denied coverage therefor) or one or more non-monetary judgments, orders or decrees shall be rendered against any Loan Party or any Subsidiary of a Loan Party that could reasonably be expected to result in a Material Adverse Effect, and in either case (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order or decree or (ii) such judgment, order or decree shall not have been vacated or discharged for a period of forty five (45) days and there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof;

(g)           (i) any Loan Party or any Subsidiary of a Loan Party shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally, shall make a general assignment for the benefit of creditors, or shall cease doing business as a going concern, (ii) any proceeding shall be instituted by or against any Loan Party or any Subsidiary of a Loan Party seeking to adjudicate it as bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order, in each case under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers, in each case for it or for any substantial part of its Property and, in the case of any such proceedings instituted against (but not by or with the consent of) such Loan Party or such Subsidiary, either such proceedings shall remain undismissed or unstayed for a period of forty-five (45) days or more or any action sought in such proceedings shall occur, or (iii) any Loan Party or any Subsidiary of a Loan Party shall take any corporate or similar action or any other action to authorize any action described in clauses (i) or (ii) above;

(h)           [Reserved];

(i)            (i) any material provision of any Loan Document shall fail to be valid and binding on, or enforceable against, a Loan Party that is a party thereto, (ii) any Loan Document purporting to grant a security interest to secure any Obligation shall fail to create a valid and enforceable security interest on any Collateral purported to be covered thereby or such security interest shall fail or cease to be a perfected Lien with the priority required in the relevant Loan Document (unless such failure is caused by the action or inaction of Agent or any Lender), or (iii) the holder of any Subordinated Indebtedness shall materially breach the terms of the applicable Subordination Agreement, or any material subordination provision set forth in the Subordination Agreement or any other document evidencing or relating to any Subordinated Indebtedness shall, in whole or in part, terminate or otherwise fail or cease to be valid and binding on, or enforceable against, any agent for or holder of the Subordinated Indebtedness (or such Person shall so state in writing), or any Loan Party shall state in writing that any of the events described in clauses (i), (ii) or (iii) above shall have occurred;

(j)            (i) any Loan Party or any Subsidiary of a Loan Party defaults under any Material Agreement (after any applicable grace period contained therein), and as a result of such default the other party thereto has the right to terminate such Material Agreement and such termination could reasonably be expected to have a Material Adverse Effect, (ii) (A) any Loan Party or any Subsidiary of a Loan Party fails to make (after any applicable grace period) any payment when due (whether due because of scheduled maturity, required prepayment, acceleration, demand or otherwise) on any Material Indebtedness, (B) any other event shall occur or condition shall exist under any contractual obligation relating to any Material Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of (without regard to any subordination terms with respect thereto), the maturity of such Material Indebtedness or (C) any Material Indebtedness shall become or be declared to be due and payable, or be required to be prepaid, redeemed, defeased or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof, or (iii) any Loan Party defaults (beyond any applicable grace period) under any obligation for payments due or otherwise under any lease agreement that meets the criteria for the requirement of an Access Agreement under Section 6.6 and, as a result thereof, the landlord thereunder has the right to terminate such lease agreement); provided that for purposes of this clause (j), Subordinated Indebtedness of less than $500,000 shall not constitute Material Indebtedness and an agreement relating thereto shall not constitute a Material Agreement;

(k)           (i) any of the chief executive officer, the chief financial officer or the chief scientific officer of Borrower shall cease to be involved in the day to day operations (including research development) or management of the business of Borrower, unless an appropriately qualified (in accordance with industry standards) successor of such officer is appointed by the Board of Directors of Borrower on an interim or permanent basis within ninety (90) days of such cessation of involvement, and such successor is in compliance with OFAC, money-laundering, anti-terrorism, SEC, drug/device laws and regulations, and other similar regulations (in each case, to the extent applicable to a natural Person), (ii) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election by the Board of Directors of Borrower, or whose nomination for election by the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved was approved by a vote of at least two-thirds of the stockholders of Borrower) cease for any reason other than death or disability to constitute a majority of the directors then in office; (iii) the acquisition, directly or indirectly, by any Person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) (other than one or more Permitted Holders) of more than thirty-five percent (35%) of the voting Stock of Borrower, or (iv) the occurrence of any “change of control” or any term of similar effect under any Material Indebtedness document; or

(l)            (i) The FDA initiates a Regulatory Action or any other enforcement action against any Loan Party or any manufacturer or contractor of a Loan Party  which could reasonably be expected to have a Material Adverse Effect; (ii) the FDA revokes any Registration, or any Loan Party withdraws any Registration, that could reasonably be expected to have a Material Adverse Effect; (iii) any Loan Party conducts a recall which could reasonably be expected to result in liability and expense to the Loan Parties of $100,000 or more; (iv) any Loan Party enters into a settlement agreement with the FDA that results in aggregate liability as to any single or related series of transactions, incidents or conditions, of $100,000 or more, or that could reasonably be expected to have a Material Adverse Effect (v) the FDA refuses to file a NDA for ST-246 (tecovirimat) pursuant to 21 C.F.R. § 314.101; (vi) the FDA refuses to approve a NDA for ST-246 (tecovirimat) submitted by any Loan Party pursuant to 21 C.F.R. § 314.125 and/or the applicable Loan Party withdraws the NDA for ST-246 (tecovirimat) in accordance with 21 C.F.R. § 314.110(b)(2) in response to a complete response letter issued by FDA to the NDA pursuant to 21 C.F.R. § 314.110(a); (vii) a determination by BARDA that any Product in excess of 5,000 courses in the aggregate during the term of this Agreement accepted into the Strategic National Stockpile pursuant to the BARDA Contract must be replaced by any Loan Party at no cost to BARDA pursuant to section B.8.3 of the BARDA Contract; or (viii) termination by BARDA of the BARDA Contract as a result of conduct of any Loan Party.

(m)          Any Loan Party or any Subsidiary of a Loan Party fails to perform or observe any material covenant or agreement contained in the Warrant Documents on its part to be performed or observed and such failure continues for ten (10) days.

Section 8.2        Lender Remedies. Upon the occurrence and during the continuance of any Event of Default, upon the written request of the Requisite Lenders, Agent shall (acting at the direction of the Requisite Lenders) declare any or all of the Obligations (including any Prepayment Premium Amount) to be immediately due and payable, without demand or notice to any Loan Party, and the accelerated Obligations  (including any Prepayment Premium Amount)  shall bear interest at the Default Rate, provided that, upon the occurrence of any Event of Default specified in Section 8.1(g), the Obligations shall be automatically accelerated. After the occurrence and during the continuance of an Event of Default, Agent shall have (on behalf of itself and Lenders) all of the rights and remedies of a secured party under the UCC and under any other applicable Requirement of Law. Without limiting the foregoing, upon the occurrence and during the continuance of an Event of Default, (a) at the written request of the Requisite Lenders, Agent shall, or (b) upon the acceleration of the Obligations (including any Prepayment Premium Amount) pursuant to this Section 8.2, or upon receipt of written request of the Requisite Lenders to exercise remedies generally, Agent may, (w) notify any Account Debtor or any obligor on any instrument which constitutes part of the Collateral to make payments to Agent (for the benefit of itself and Secured Parties), (x) with or without legal process, enter any premises where the Collateral may be and take possession of and remove the Collateral from the premises or store it on the premises, (y) sell the Collateral at public or private sale, in whole or in part, and have the right to bid and purchase at such sale, or (z) lease or otherwise dispose of all or part of the Collateral, applying proceeds from such disposition to the Obligations (including any Prepayment Premium Amount) in accordance with Section 8.3. If requested by Agent, Loan Parties shall promptly assemble the Collateral and make it available to Agent at a place to be designated by Agent. Agent may also render any or all of the Collateral unusable at a Loan Party’s premises and may dispose of such Collateral on such premises without liability for rent or costs. Any notice that Agent is required to give to a Loan Party under the UCC of the time and place of any public sale or the time after which any private sale or other intended disposition of the Collateral is to be made shall be deemed to constitute reasonable notice if such notice is given in accordance with this Agreement at least ten (10) days prior to such action. Effective only upon the occurrence and during the continuance of an Event of Default, each Loan Party hereby irrevocably appoints Agent (and any of Agent’s Related Persons) as such Loan Party’s true and lawful attorney to: (i) take any of the actions specified above in this paragraph; (ii) endorse such Loan Party’s name on any checks or other forms of payment or security that may come into Agent’s possession; (iii) settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms which Agent determines to be reasonable; and (iv) do such other and further acts and deeds in the name of such Loan Party that Agent may deem necessary or desirable to enforce its rights in or to any of the Collateral or to perfect or better perfect Agent’s security interest (on behalf of itself and Lenders) in any of the Collateral. For the purpose of enabling Agent to exercise rights and remedies under this Section 8.2 at such time as Agent shall be lawfully entitled to exercise such rights and remedies, each Loan Party hereby grants to Agent (on behalf of itself and Lenders), (A) an irrevocable, nonexclusive, worldwide license (exercisable without payment of royalty or other compensation to such Loan Party), to use or sublicense any Intellectual Property now owned or hereafter acquired by such Loan Party and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof and (B) an irrevocable license (without payment of rent or other compensation to such Loan Party) to use, operate and occupy all real property owned, operated, leased, subleased or otherwise occupied by such Loan Party. The appointment of Agent as each Loan Party’s attorney in fact is a power coupled with an interest and is irrevocable until the Termination Date. Notwithstanding anything to the contrary contained in this Section 8.2, Agent shall not be required to obtain the consent of any Lender to take any action to protect, preserve or take possession of any Collateral that is subject to an Exigent Circumstance.  Without limiting the generality of the forgoing, solely upon the occurrence  and during the continuance of an Event of Default, each Loan Party hereby assigns to Agent all Intellectual Property constituting the Collateral, including all rights therein and thereto (including (i) all income, royalties, damages, and payments due or payable at the Effective Date or thereafter, (ii) the right to sue and recover for past infringements or misappropriations thereof, (iii) all copies and tangible embodiments thereof; (iv) all goodwill associated therewith, as applicable, and (v) any and all corresponding rights that, now or hereafter, may be secured throughout the world). Furthermore, in the event of a foreclosure by Agent on any of the Collateral pursuant to a public or private sale or a sale under §363 of the Bankruptcy Code of the United States, Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Agent, as agent for and representative of itself and Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled (at the direction of the Requisite Lenders), for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Agent at such sale.

Section 8.3        Application of Proceeds. Proceeds from any Transfer of the Collateral, including, without limitation, the Intellectual Property (other than Permitted Dispositions) and all payments made to or Proceeds of Collateral, including, without limitation, Intellectual Property received by Agent during the continuance of an Event of Default may be applied to the Obligations in Agent’s sole and absolute discretion. Borrower shall remain fully liable for any deficiency. Each Loan Party irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation (including any Prepayment Premium Amount) and any proceeds of Collateral, including, without limitation, the Intellectual Property.

9.         THE AGENT.

Section 9.1         Appointment of Agent.

(a)           Each Lender hereby appoints Cortland (together with any successor Agent pursuant to Section 9.7) as administrative agent and collateral agent under the Loan Documents and irrevocably authorizes Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Loan Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b)           Without limiting the generality of clause (a) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Lender is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of Agent and Lenders with respect to any Obligation in any bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Lender), (iii) act as collateral agent for Agent and each Lender for purposes of the perfection of all Liens created by the Loan Documents and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Agent and the other Lenders with respect to the Loan Parties and/or the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any Deposit Account maintained by a Loan Party with, and cash and Cash Equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed. Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender). Any such Person shall benefit from this Article 9 to the extent provided by Agent.

(c)           Under the Loan Documents, Agent (i) is acting solely on behalf of the Lenders, with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in any Loan Document to refer to Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above. Except as expressly set forth in the Loan Documents, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by Agent or any of its Affiliates in any capacity.

Section 9.2         Binding Effect; Use of Discretion; E-Systems.

(a)           Each Lender, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Agent or Requisite Lenders (or, if expressly required in any Loan Document, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Agent in reliance upon the instructions of Requisite Lenders (or, where so required, such greater proportion) and (iii) the exercise by Agent or Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders.

(b)           If Agent shall request instructions from Requisite Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with any Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action under any Loan Document (i) if such action would, in the opinion of Agent, be contrary to any Requirement of Law or any Loan Document, (ii) if such action would, in the opinion of Agent, expose Agent to any potential liability under any Requirement of Law or (iii) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under any Loan Document in accordance with the instructions of Requisite Lenders or all affected Lenders, as applicable.

(c)           Agent is hereby authorized by each Loan Party and each Lender to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Term Loan and other matters incidental thereto. Without limiting the generality of the foregoing, Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents  and similar items on, by posting to or submitting and/or completion, on E-Systems. Each Loan Party and each Lender acknowledges and agrees that the use of transmissions via an E-System or electronic mail is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse, and each Loan Party and each Lender assumes and accepts such risks by hereby authorizing the transmission via E-Systems or electronic mail. Each “e-signature” on any such posting shall be deemed sufficient to satisfy any requirement for a “signature”, and each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter. All uses of an E-System shall be governed by and subject to, in addition to this Section, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related contractual obligations executed by Agent, Loan Parties and/or Lenders in connection with the use of such E-System. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NO REPRESENTATION OR WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS.

Section 9.3        Agent’s Reliance, Etc. Agent may, without incurring any liability hereunder, (a) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 10.1, (b) consult with any of its Related Persons, (c) consult with, and rely upon advice and statements of, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Loan Party) and (d) rely and act upon any document and information (including those transmitted by electronic transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties. None of Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and each Loan Party hereby waives and shall not assert (and each Loan Party shall cause its Subsidiaries to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment of a court of competent jurisdiction) in connection with the duties of Agent expressly set forth herein. Without limiting the foregoing, Agent: (i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Requisite Lenders or for the actions or omissions of any of its Related Persons, except to the extent that a court of competent jurisdiction determines in a final non-appealable judgment that Agent acted with gross negligence or willful misconduct in the selection of such Related Person; (ii) shall not be responsible to any Lender or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, or sufficiency of this Agreement or any other Loan Document; (iii) responsible for the state or condition of any properties of Loan Parties constituting Collateral; (iv) responsibility for the validity, warrantor value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document; (v) makes no warranty or representation, and shall not be responsible, to any Lender or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Loan Party or any Related Person of any Loan Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Loan Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Loan Documents; and (vi) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Loan Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default, and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a written notice from Borrower or any Lender describing such Default or Event of Default that is clearly labeled “notice of default” (in which case Agent shall promptly give notice of such receipt to all Lenders, provided that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction); and, for each of the items set forth in clauses (i) through (vi) above, each Lender and each Loan Party hereby waives and agrees not to assert (and each Loan Party shall cause its Subsidiaries to waive and agree not to assert) any right, claim or cause of action it might have against Agent based thereon.

Section 9.4        Agent Individually. Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Loan Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor. To the extent Agent or any of its Affiliates makes any Term Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Requisite Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Agent or such Affiliate, as the case may be, in its individual capacity as Lender, or as one of the Requisite Lenders.

Section 9.5        Lender Credit Decision; Agent Report. Each Lender acknowledges that it shall, independently and without reliance upon Agent, any Lender or any of their Related Persons or upon any document solely or in part because such document was transmitted by Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Loan Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Agent to the Lenders, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party that may come in to the possession of Agent or any of its Related Persons. Each Lender agrees that is shall not rely on any field examination, audit or other report provided by Agent or its Related Persons (an “Agent Report”). Each Lender further acknowledges that any Agent Report (a) is provided to the Lenders solely as a courtesy, without consideration, and based upon the understanding that such Lender will not rely on such Agent Report, (b) was prepared by Agent or its Related Persons based upon information provided by the Loan Parties solely for Agent’s own internal use, and (c) may not be complete and may not reflect all information and findings obtained by Agent or its Related Persons regarding the operations and condition of the Loan Parties. Neither Agent nor any of its Related Persons makes any representations or warranties of any kind with respect to (i) any existing or proposed financing, (ii) the accuracy or completeness of the information contained in any Agent Report or in any related documentation, (iii) the scope or adequacy of Agent’s and its Related Persons’ due diligence, or the presence or absence of any errors or omissions contained in any Agent Report or in any related documentation, and (iv) any work performed by Agent or Agent’s Related Persons in connection with or using any Agent Report or any related documentation. Neither Agent nor any of its Related Persons shall have any duties or obligations in connection with or as a result of any Lender receiving a copy of any Agent Report. Without limiting the generality of the forgoing, neither Agent nor any of its Related Persons shall have any responsibility for the accuracy or completeness of any Agent Report, or the appropriateness of any Agent Report for any Lender’s purposes, and shall have no duty or responsibility to correct or update any Agent Report or disclose to any Lender any other information not embodied in any Agent Report, including any supplemental information obtained after the date of any Agent Report. Each Lender releases, and agrees that it will not assert, any claim against Agent or its Related Persons that in any way relates to any Agent Report or arises out of any Lender having access to any Agent Report or any discussion of its contents, and agrees to indemnify and hold harmless Agent and its Related Persons from all claims, liabilities and expenses relating to a breach by any Lender arising out of such Lender’s access to any Agent Report or any discussion of its contents.

Section 9.6        Indemnification. Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not timely reimbursed by any Loan Party) promptly upon demand for its Pro Rata Share of any out-of-pocket costs and expenses (including, without limitation, fees, charges and disbursements of financial, legal and other advisors and any taxes or insurance paid in the name of, or on behalf of, any Loan Party) incurred by Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, amendment, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to, its rights or responsibilities under, any Loan Document. Each Lender further agrees to indemnify and hold harmless Agent and each of its Related Persons (to the extent not timely reimbursed by any Loan Party), ratably according to its Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, to the extent not indemnified by the applicable Lender, taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by, or asserted against Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent or any of its Related Persons under or with respect to the foregoing; provided that no Lender shall be liable to Agent or any of its Related Persons under this Section 9.6 to the extent such liability has resulted from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person, as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent required by any applicable Requirement of Law, Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason, or if Agent reasonably determines that it was required to withhold taxes from a prior payment to or for the account of any Lender but failed to do so, such Lender shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent. Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender under the immediately preceding sentence of this Section 9.6. This Section 9.6 shall survive the Commitment Expiration Date, the Termination Date and the resignation of the Agent.

Section 9.7        Successor Agent. Agent may resign at any time by delivering notice of such resignation to the Lenders and Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective, in accordance with the terms of this Section 9.7. If Agent delivers any such notice, the Requisite Lenders shall have the right to appoint a successor Agent with Borrower’s consent (not to be unreasonably delayed or withheld) unless an Event of Default exists. If, after 30 days after the date of the retiring Agent’s notice of resignation, no successor Agent has been appointed by the Requisite Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders with Borrower’s consent (not to be unreasonable delayed or withheld) unless an Event of Default exists. Effective immediately upon its resignation, (a) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (b) the Lenders shall assume and perform all of the duties of Agent until a successor Agent shall have accepted a valid appointment hereunder, (c) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than the provisions of this Article 9 and Section 10.04 shall continue in effect for the benefit of such retiring Agent and its Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent hereunder, (d) the retiring Agent shall be paid any and all fees and expenses due and owing the retiring Agent, whether under the terms of this Agreement, the Agent Fee Letter, or any other Loan Document, and (e) subject to its rights under Section 9.2(b), retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.

Section 9.8         Release of Collateral. Each Lender hereby consents to the release and hereby directs Agent to release (or in the case of clause (b)(ii) below, release or subordinate) the following:

(a)           any Guarantor if all of the Stock of such Subsidiary owned by any Loan Party is sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a valid waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to any Loan Document; and

(b)           any Lien held by Agent for the benefit of the Secured Parties against (i) any Collateral that is sold or otherwise disposed of by a Loan Party in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), (ii) any Collateral subject to a Lien that is expressly permitted under clause (d) of the definition of the term “Permitted Lien” and (iii) all of the Collateral and all Loan Parties, upon (A) payment in full in cash of all of the Obligations that Agent has theretofore been notified in writing by the holder of such Obligation are then due and payable and (B) receipt by Agent and Lenders of liability releases from the Loan Parties in form and substance acceptable to Agent (the satisfaction of the conditions in this clause (iii), the “Termination Date”).

Upon request by the Agent at any time, the Requisite Lenders will confirm the Agent’s authority to release its interest in any particular item of Collateral pursuant to this Section 9.8.

Section 9.9         Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under any applicable Requirement of Law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 9.10(d), each Lender is hereby authorized at any time or from time to time upon the direction of Agent, without notice to any Loan Party or any other Person, any such notice being hereby expressly waived, to setoff and to appropriate and to apply any and all balances held by it at any of its offices for the account of the Loan Parties (regardless of whether such balances are then due to the Loan Parties) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of any Loan Party against and on account of any of the Obligations that are not paid when due. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares of the Obligations. Each Loan Party agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may purchase participations in accordance with the preceding sentence and (b) any Lender so purchasing a participation in the Term Loan made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Term Loan and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

Section 9.10      Proof of Claims. Lenders hereby agree that after the occurrence of an Event of Default pursuant to Section 8.1(g) in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition, or other judicial proceeding relative to Lenders, Agent (irrespective of whether the principal of the Term Loan shall be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Lenders) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Term Loans and any other Borrower Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, Agent, and their agents and counsel and all other amounts due Lenders and Agent) allowed in such judicial proceeding;

(b)           to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same; and

(c)           and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to Lenders, to pay to Agent any amount due for the compensation, expenses, disbursements and advances of the Agent and their agents and counsel, and any other amounts due to Agent. Nothing herein contained shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Borrower Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding. Further, nothing contained in this Section 9.10 shall affect or preclude the ability of any Lender to (i) file and prove such a claim in the event that Agent has not acted within ten (10) days prior to any applicable bar date and (ii) require an amendment of the proof of claim to accurately reflect such Lender’s outstanding Obligations.

Section 9.11       Advances; Payments; Actions in Concert.

(a)           Advances; Payments.

(i)            Term Loan. If Agent receives any payment with respect to a Term Loan for the account of Lenders on or prior to 2:00 p.m. (New York time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on such Business Day. If Agent receives any payment with respect to a Term Loan for the account of Lenders after 2:00 p.m. (New York time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on the next Business Day.

(b)           Return of Payments.

(i)            If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from a Loan Party and such related payment is not received by Agent, then Agent will be entitled to recover such amount (including interest accruing on such amount at the rate otherwise applicable to such Obligation) from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)           If Agent determines at any time that any amount received by Agent under any Loan Document must be returned to a Loan Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of any Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to a Loan Party or such other Person, without setoff, counterclaim or deduction of any kind and Agent will be entitled to set off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

(c)           Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of any Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under any Loan Document shall be taken in concert and at the direction or with the consent of Requisite Lenders.

10.       MISCELLANEOUS.

Section 10.1       Assignment.

(a)           Each Lender may sell, transfer or assign, at any time or times, all or a portion of its rights and obligations hereunder and under the other Loan Documents (including, without limitation, its rights and obligations with respect to its Term Loan) to any Qualified Assignee; provided, however, that any such sale, transfer or assignment shall (i) require delivery to Agent of a duly executed assignment agreement substantially in the form attached hereto as Exhibit D (an “Assignment Agreement”), (ii) be in an amount of not less than $1,000,000, unless such assignment is made to an existing Lender or an Affiliate of an existing Lender or is of the assignor’s (together with its Affiliates’) entire interest in such facility or is made with the prior written consent of Agent, (iii) include a payment to Agent of an assignment fee of $3,500 (unless (x) such assignment is from a Lender to any of its Affiliates or (y) otherwise agreed by Agent) and (iv) require delivery to the Agent of an Administrative Questionnaire and all know your customer documentation, as requested by Agent. In the case of an assignment by a Lender under this Section 10.1(a), the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to the assigned portion of its Term Loan from and after the date of such assignment. Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a “Lender”. In the event any Lender assigns or otherwise transfers all or any part of the Term Loan, Borrower shall execute new Notes in exchange for the Notes, if any, being assigned. Agent may amend Schedule A to this Agreement to reflect assignments made in accordance with this Section 10.1.  To the extent Borrower consent is required for any assignment permitted hereunder, Borrower shall be deemed to have consented to any such assignment if Borrower does not respond in writing to Agent within ten (10) Business Days of Borrower’s receipt of written notice of the request for consent to such assignment.

(b)          Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register for the recordation of the names and addresses of the Lenders, and the commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c)           In addition to the other rights provided in this Section 10.1, each Lender may, without notice to or consent from any other Person, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all of its rights and obligations with respect to the Term Loan); provided, however, that, whether as a result of any term of any Loan Document or of such participation, (i) no such participant shall have a commitment, or be deemed to have made an offer to commit, to make any Term Loan hereunder, and, no such participant shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Loan Parties and Agent and other Lenders towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations, and in no case shall a participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii), (iii) and (iv) of Section 10.6(a). Each Lender that sells a participation pursuant to this Section shall maintain a register on which it records the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s participation interest with respect to the Loans and the Term Loan Commitment (the “Participant Register”).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to such Loans or Term Loan Commitment for all purposes under this Agreement, notwithstanding any notice to the contrary.  In maintaining the Participant Register, such Lender shall be acting as the agent of the Borrower solely for purposes of applicable US federal income tax law and undertakes no duty, responsibility or obligation to the Borrower (without limitation, in no event shall such Lender be a fiduciary of the Borrower for any purpose, except that such Lender shall maintain the Participant Register); provided, no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Term Loan Commitment, Loans, or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Term Loan Commitment, Loan, or other obligation is in registered form under Section 5f.103(c) of the United States Treasury Regulations or, if different, under Sections 871(h) or 881(c) of the Code.

Section 10.2       Notices. All notices or other communications given in connection with the Loan Documents shall be in writing, shall be addressed to the parties at their respective addresses set forth on the signature pages hereto below such parties’ name or in the most recent Assignment Agreement executed by any Lender (unless and until a different address may be specified in a written notice to the other party delivered in accordance with this Section 10.2), and shall be deemed given (a) on the date of receipt if delivered by hand, (b) on the date of sender’s receipt of confirmation of proper transmission if sent by facsimile transmission, (c) on the next Business Day after being sent by a nationally-recognized overnight courier, (d) on the fourth Business Day after being sent by registered or certified mail, postage prepaid, (e) on the date of proper transmission if sent by electronic mail, provided that transmissions may be made by electronic mail only for notices or other communications if such transmission is specifically authorized in a Loan Document and such transmission is delivered in compliance with procedures of Agent applicable at the time and previously communicated to Borrower, or (f) on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System, if posted to any E-System approved by or set-up by or at the direction of Agent.

Section 10.3      Payment of Fees and Expenses.  Loan Parties agree, jointly and severally, to pay or reimburse upon demand for all reasonable fees, costs and expenses incurred by Agent and Lenders (including all such fees, costs and expenses of any consultants retained by Agent or Lenders) in connection with (a) the investigation, preparation, negotiation, execution, administration of, or any amendment, modification, waiver or termination of, any Loan Document, (b) any legal advice relating to Agent’s rights or responsibilities under any Loan Document, (c) the administration of the Term Loan and the facilities hereunder and any other transaction contemplated under any Loan Document and (d) the enforcement, assertion, defense or preservation of Agent’s and Lenders’ rights and remedies under the Loan Documents, including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto, in each case of clauses (a) through (d), including, without limitation, reasonable attorneys’ fees and expenses, reasonable fees and expenses of consultants, auditors (including internal auditors) and appraisers, internal audit reviews and field examinations and UCC and other corporate search and filing fees and wire transfer fees. Each Loan Party further agrees that such fees, costs and expenses shall constitute Obligations.  Notwithstanding anything herein or in any other Loan Document to the contrary, the provisions of this Section 10.3 shall survive the occurrence of the Commitment Expiration Date, Termination Date or the payment in full of the Obligations, and shall remain operative and continue in full force and effect.

Section 10.4       Indemnity.

(a)           To the fullest extent permitted by applicable law, the Loan Parties agree, jointly and severally, that they will indemnify, defend, and hold harmless each of the Agent, Lenders, and each of their Related Persons (each an “Indemnified Person”) from and against (i) any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, (ii) any and all actions, suits, proceedings and investigations in respect thereof, and (iii) any and all reasonable legal or other costs, expenses or disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the reasonable costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, proceeding or investigation (whether or not in connection with litigation in which any of the Indemnified Persons is a party) and including, without limitation, any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, resulting from any  act or omission of any of the Indemnified Persons), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with (a)  any proposal letter between or among one or more of the parties hereto, this Agreement, any other Loan Document or any transaction contemplated by any of the foregoing, the Warrant Documents or the Loan Documents or (b) any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions in the Information; provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement of an Indemnified Person to the extent it is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily and directly from the gross negligence or willful misconduct of such Indemnified Person.  This Section 10.4(a) shall not apply with respect to taxes other than taxes that represent losses, claims, damages, etc. arising from any non-tax claim.  These Indemnification Provisions shall be in addition to any agreed-to liability which the Indemnifying Party may have to the Indemnified Persons.

(b)          If any action, suit, proceeding or investigation is commenced, as to which any of the Indemnified Persons proposes to demand indemnification, it shall notify Borrower with reasonable promptness; provided, however, that any failure by any of the Indemnified Persons to so notify Borrower shall not relieve Borrower or any other Loan Party from its obligations hereunder.  Each of (x) the Agent and (y) Oaktree shall each have the right to retain one counsel of its choice to represent it and its related Indemnified Persons (and, in each case, one local counsel for each of Agent and Oaktree and their respective Indemnified Persons in each relevant jurisdiction and one regulatory counsel for each of Agent and Oaktree and their respective Indemnified Persons (and, solely, in the event of a conflict of interest, in each case, one additional local counsel in each relevant jurisdiction and one additional regulatory counsel, in each case, to each group of similarly situated affected Indemnified Persons)), and the Loan Parties shall pay the reasonable fees, costs, expenses, and disbursement of such counsel, and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Loan Parties and any counsel designated by the Loan Parties.  The Loan Parties shall be liable for any settlement of any claim against any of the Indemnified Persons made with the Loan Parties’ written consent, which consent shall not be unreasonably withheld.

(c)           Without the prior written consent of Agent and Requisite Lenders (which consent shall not be unreasonable withheld or delayed), the Loan Parties shall not settle or compromise any claim, or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent to the entry of any judgment in respect thereof (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings, (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person and (iii) contains customary confidentiality provisions with respect to the terms of such settlement.

(d)          In order to provide for just and equitable contribution, if a claim for indemnification pursuant to the provisions set forth in this Section 10.4 is made but is found by a final, non-appealable judgment of a court of competent jurisdiction that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Loan Parties, on the one hand, and the Indemnified Persons, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the Indemnified Persons may be subject in accordance with the relative benefits received by the Loan Parties, on the one hand, and the Indemnified Persons, on the other hand, and also the relative fault of the Loan Parties, on the one hand, and the Indemnified Persons collectively and in the aggregate, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered.  No Person found liable for a fraudulent misrepresentation shall be entitled to contribution from any other person or entity who is not also found liable for such fraudulent misrepresentation.  Notwithstanding anything herein or in any other Loan Document to the contrary, the provisions of this Section 10.4 shall survive the occurrence of the Commitment Expiration Date, the Termination Date or the payment in full of the Obligations, and shall remain operative and continue in full force and effect.

Section 10.5      Rights Cumulative. Agent’s and Lenders’ rights and remedies under the Loan Documents or otherwise arising are cumulative and may be exercised singularly or concurrently. Neither the failure nor any delay on the part of Agent or any Lender to exercise any right, power or privilege under any Loan Document shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise of that or any other right, power or privilege. NEITHER AGENT NOR ANY LENDER SHALL BE DEEMED TO HAVE WAIVED ANY OF ITS RESPECTIVE RIGHTS UNDER ANY LOAN DOCUMENT OR UNDER ANY OTHER AGREEMENT, INSTRUMENT OR PAPER SIGNED BY A LOAN PARTY UNLESS SUCH WAIVER IS EXPRESSED IN WRITING AND SIGNED BY AGENT, REQUISITE LENDERS OR ALL LENDERS, AS APPLICABLE. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

Section 10.6       Amendments, Waivers.

(a)           No amendment or waiver of any provision of any Loan Document, and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by Agent, Requisite Lenders (or by Agent with the consent of Requisite Lenders) and Borrower; provided that no such amendment, waiver or consent shall, unless in writing and signed by all Lenders directly affected thereby (or by Agent with the consent of all Lenders directly affected thereby), in addition to Agent, Requisite Lenders (or by Agent with the consent of Requisite Lenders) and Borrower, do any of the following: (i) increase or decrease the amount of, or extend the term of, any Term Loan Commitment (which shall be deemed to affect all Lenders), (ii) reduce the principal of or rate of interest on (other than waiving the imposition of the Default Rate) any Term Loan or reduce the amount of any fees payable under any Loan Document, (iii) postpone the date fixed for or reduce or waive any scheduled installment of principal or any payment of interest or fees due to any Lender under the Loan Documents, (iv) release or subordinate the Lien on all or substantially all of the Collateral, or consent to a transfer of all or substantially all of the Product, in each case, except as otherwise may be provided in any Loan Document (which shall be deemed to affect all Lenders), (v) release a Loan Party from, or consent to a Loan Party’s assignment or delegation of, such Loan Party’s obligations under the Loan Documents (which shall be deemed to affect all Lenders), except as otherwise may be provided in any Loan Document, (vi) amend, modify, terminate or waive Sections 9.9 or any other provision providing for the pro rata sharing of payments or 10.6(a), or (vii) amend or modify the definition of “Requisite Lenders” or any provision providing for the consent or other action by all Lenders.

(b)          Notwithstanding any provision in this Section 10.6 to the contrary, (i) no amendment, modification, termination or waiver affecting or modifying the rights or obligations of Agent under any Loan Document shall be effective unless signed by Borrower, Agent and Requisite Lenders, (ii) Agent may amend Schedule A to reflect assignments permitted hereunder, and (iii) Agent and Borrower may amend or modify any Loan Document to (A) grant a new Lien, extend an existing Lien over additional Property or join additional Persons as Loan Parties, in each case for the benefit of Secured Parties and (B) correct any obvious mistake, error, omission.

Section 10.7       Performance. Time is of the essence of the Loan Documents.

Section 10.8       Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 10.1, and provided further that no Loan Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender. No other Person shall be deemed a third party beneficiary of this Agreement. This Agreement shall continue in full force and effect until the later of the Commitment Expiration Date and the Termination Date; provided, however, that the provisions of this Section 10.8 and Sections 2.4(d), 2.6, 9.6, 10.3, 10.4, 10.11 and 10.12 and the other indemnities contained in the Loan Documents shall survive the Commitment Expiration Date and the Termination Date. Subject to the foregoing proviso, upon the Commitment Expiration Date, if the Escrow Release Date has not occurred, this Agreement and the other Loan Documents shall automatically terminate and be of no further force and effect, without necessity of notice or other action on the part of any party hereto or thereto.  The surrender, upon payment or otherwise, of any Note or any other Loan Document evidencing any of the Obligations shall not affect the right of Agent to retain the Collateral for such other Obligations as may then exist or as it may be reasonably contemplated will exist in the future. To the extent Agent or any Lender receives any payment in respect of the Obligations and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or otherwise required to be paid to any other Person, then to the extent of such recovery, the Obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

Section 10.9      Creditor-Debtor Relationship. The relationship between Agent and each Lender, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. Neither Agent nor any Lender has any fiduciary relationship or duty to any Loan Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between Agent or Lenders and Loan Parties by virtue of, any Loan Document or any transaction contemplated herein or therein.

Section 10.10    Tombstones and Related Matters. Upon obtaining the applicable Loan Party’s consent, Agent or any Lender may make public disclosure of any press releases, tombstone, advertising or other promotional materials (including, without limitation, via any electronic transmission) relating to the financing transaction contemplated by this Agreement using such Loan Party’s name, product, photographs, logo or trademark. No Loan Party shall, and no Loan Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of the securities of any Loan Party) using the name, logo or otherwise referring to Agent or Lenders or of any of their respective Affiliates, the Loan Documents or any transaction contemplated herein or therein to which any of them is a party without the prior written consent of Agent or such Lender, except to the extent required to do so under applicable Requirements of Law and then, only after consulting with Agent and such Lenders.

Section 10.11    Waiver of Jury Trial. EACH OF THE LOAN PARTIES, AGENT AND LENDERS UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS AMONG LOAN PARTIES, AGENT AND/OR LENDERS RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG LOAN PARTIES, AGENT AND/OR LENDERS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.12     Governing Law and Jurisdiction.

(a)           GOVERNING LAW. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS (EXCLUDING THOSE LOAN DOCUMENTS THAT BY THEIR OWN TERMS ARE EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL, PROVIDED, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.

(b)          Submission to Jurisdiction. Any legal action or proceeding with respect to the Loan Documents shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each Loan Party hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts. Notwithstanding the foregoing, Agent and Lenders shall have the right to bring any action or proceeding against any Loan Party (or any Property of such Loan Party) in the court of any other jurisdiction Agent or Lenders deem necessary or appropriate in order to realize on the Collateral or other security for the Obligations. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(c)           Service of Process. Each Loan Party hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each Loan Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d)           Non-exclusive Jurisdiction. Nothing contained in this Section 10.12 shall affect the right of Agent or Lenders to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Loan Party in any other jurisdiction.

Section 10.13    Confidentiality. Each Lender and Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document, except that such information may be disclosed (a) with Borrower’s consent, (b) to such Lender’s or Agent’s Related Persons, as the case may be, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (c) to the extent such information presently is or hereafter becomes (i) publicly available other than as a result of a breach of this Section 10.13 or (ii) available to such Lender or Agent or any of their Related Persons, as the case may be, from a source (other than any Loan Party) not known by them to be subject to disclosure restrictions, (d) to the extent disclosure is required by any applicable Requirements of Law, or other legal, administrative, governmental or regulatory request, order or proceeding or otherwise requested or demanded by any Governmental Authority, (e) to the extent necessary or customary for inclusion in league table measurements, (f) (i) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (ii) otherwise to the extent consisting of general portfolio information that does not identify Loan Parties, (g) to current or prospective assignees or participants and to their respective Related Persons, in each case to the extent such assignees, participants or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 10.13 (and such Persons may disclose information to their respective Related Persons in accordance with clause (b) above), (h) to any other party hereto, and (i) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Loan Parties or their Related Persons referring to a Lender or Agent or any of their Related Persons. In the event of any conflict between the terms of this Section 10.13 and those of any other contractual obligation entered into with any Loan Party (whether or not a Loan Document), the terms of this Section 10.13 shall govern.  Each Loan Party and Agent and each Lender acknowledge that certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrower and its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to Section 6.2 or Section 6.3 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant secure website or other information platform (the “Platform”), any document or notice that Borrower has indicated contains Private Lender Information shall not be posted on that portion of the Platform designated for such public side Lenders.  If Borrower has not indicated whether a document or notice delivered pursuant to Section 6.2 or Section 6.3 contains Private Lender Information, Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive Private Lender Information with respect to Borrower and its Subsidiaries and their securities.  The Loan Parties shall clearly and consciously mark any and all information or materials distributed to or for Agent and Lenders as “PUBLIC” or “PRIVATE,” and in the absence of any such designation, all such information and materials shall be deemed to be “PUBLIC”.

Section 10.14     USA Patriot Act. Each Lender that is subject to the Patriot Act hereby notifies Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act.

Section 10.15     Severability. Any provision of any Loan Document being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of any Loan Document or any part of such provision in any other jurisdiction.

Section 10.16    Entire Agreement; Counterparts. The Loan Documents constitute the entire agreement of the parties and supersede all prior agreements and understandings (whether written, verbal or implied) with respect to the subject matter thereof (including, without limitation, any proposal letter or confidentiality agreement between the parties hereto or any of their respective Affiliates relating to a financing of substantially similar form, purpose or effect). Section headings contained in this Agreement have been included for convenience only, and shall not affect the construction or interpretation of this Agreement. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

Section 10.17     Duty of Agent With Respect to Collateral; Marshaling. Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall be to deal with it in the same manner as Agent deals with similar property for its own account. The powers conferred on Agent hereunder are solely to protect Agent’s interest in the Collateral and shall not impose any duty upon Agent to exercise any such powers. Agent shall be accountable only for amounts that it receives as a result of the exercise of such powers, and neither Agent nor any Indemnified Person shall be responsible to any Loan Party for any act or failure to act hereunder, except for their own gross negligence or willful misconduct as finally determined by a non-appealable judgment of a court of competent jurisdiction. In addition, Agent shall not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehousemen, carrier, forwarding agency, consignee or other bailee if such Person has been selected by Agent in good faith. Agent may (but shall not be obligated to) pay taxes on behalf of any Loan Party, satisfy any Liens against the Collateral (other than Permitted Liens), purchase insurance to protect Agent’s and Lenders’ interest if Loan Parties fail to maintain the insurance required hereunder and may pay for the maintenance, insurance, protection and preservation of the Collateral and effect compliance with the terms of any Loan Document. Each Loan Party agrees to reimburse Agent, on demand, for all costs and expenses incurred by Agent in connection with such payment or performance and agrees that such amounts shall constitute Obligations. Each Loan Party hereby (a) waives any right under the UCC or any other applicable Requirement of Law to receive notice and/or copies of any filed or recorded financing statements, amendments thereto, continuations thereof or termination statements and (b) releases and excuses Agent and each Lender from any obligation under the UCC or any other applicable law to provide notice or a copy of any such filed or recorded documents. Neither Agent nor any Lender shall be under any obligation to marshal any property in favor of any Loan Party or any other Person or against or in payment of any Obligation.

Section 10.18    Joint and Several; Waiver of Defense. The obligations of the Loan Parties under the Loan Documents are joint and several. Each Loan Party waives (a) any suretyship defenses available to it under the UCC or any other applicable Requirement of Law, and (b) any right to require Agent and Lenders to proceed against any other Loan Party or any other Person, proceed against or exhaust any security, or pursue any other remedy. Agent and Lenders may exercise or not exercise any right or remedy they have against any Loan Party, any Collateral or any other security (including the right to foreclose by judicial or non-judicial sale) without affecting any other Loan Party’s liability. Notwithstanding any other provision of any Loan Document, each Loan Party irrevocably waives all rights that it may have under any Requirement of Law or in equity (including, without limitation, any Requirement of Law subrogating any Loan Party to the rights of Agent and Lenders under any Loan Document) to seek contribution, indemnification or any other form of reimbursement from any other Loan Party, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by any Loan Party with respect to the Obligations in connection with any Loan Document or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by any Loan Party with respect to the Obligations in connection with any Loan Document or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Loan Party in contravention of this Section, such Loan Party shall hold such payment in trust for Agent and Lenders and such payment shall be promptly delivered to Agent for application to the Obligations, whether matured or unmatured.

Section 10.19    Nature of Duties.  Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, the Sole Lead Arranger is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Loan Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Sole Lead Arranger shall be entitled to all indemnification and reimbursement rights in favor of Agent as, and to the extent, provided for under Sections 10.3 and 10.4.  Without limitation of the foregoing, the Sole Lead Arranger shall not, solely by reason of this Agreement or any other Loan Documents, have any fiduciary relationship in respect of any Lender or any other Person.

Section 10.20    Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, instrument, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Term Loan and other extensions of credit hereunder.

Section 10.21    CERTAIN PROVISIONS NOT EFFECTIVE UNTIL ESCROW RELEASE DATE.  Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the provisions in Section 3, Section 6, Section 7 and Section 8 of this Agreement are are not effective until the Escrow Release Date.

11.      Defined Terms. The following terms are defined in the Sections or subsections referenced opposite such terms:

“Account Control Agreement”	Section 6.10(c)
“Agent”	Preamble
“Agreement”	Preamble
“Assignment Agreement”	Section 10.1(a)
“Bankruptcy Court”	Section 4.1(k)
“Blocked Account Control Agreement”	Section 6.10(c)
“Borrower”	Preamble
“Effective Date”	Section 4.1
“Eligible Account”	Section 2.8
“Equity Rights Offering Proceeds”	Section 4.3(h)
“Escrow Release Date”	Section 4.3
“Event of Default”	Section 8.1
“Excluded Property”	Section 3.1
“Funding Date”	Section 4.2
“Guarantor” and “Guarantors”	Preamble
“Indemnified Person”	Section 10.4(a)
“Information Declination Notice”	Section 6.3
“Intellectual Property Security Agreements”	Section 3.1
“Intercompany Note”	Definition of “Permitted Indebtedness”
“Interest Reserve”	Section 6.14
“Lender” and “Lenders”	Preamble
“Liquidity”	Section 7.10(a)
“Loan Party” and “Loan Parties”	Preamble
“Maximum Lawful Rate”	Section 2.3(c)
“Motion”	Section 4.1(k)
“Notice of Funding”	Section 2.2(a)
“Order”	Section 4.1(k)
“Other Lender”	Section 9.10(c)
“Patriot Act”	Section 5.7(c)
“Platform”	Section 10.13
“Reinvestment Period”	Section 6.4
“Rollover Amount”	Section 7.10(b)
“SDN List”	Section 5.7(b)
“Sole Lead Arranger”	Preamble
“Supplemental Interest Reserve”	Section 2.2(c)
Escrow Release Date”	Section 4.4
“Term Loan”	Section 2.1(a)
“Termination Date”	Section 9.8(b)

The following terms which are defined in the UCC are used herein as so defined: Chattel Paper, Commercial Tort Claim, Deposit Account, Document, Equipment, Financial Asset, Fixture, Instrument, Investment Property, Inventory, Letter-of-Credit Right, Securities, and Supporting Obligation.    In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“Access Agreement” means a landlord consent and/or bailee letter, substantially in the forms of Exhibit C-1 and C-2 respectively, in favor of Agent executed by the applicable landlord or bailee and the applicable Loan Party.

“Account” means, as at any date of determination, all “accounts” (as such term is defined in the UCC) of the Loan Parties, including, without limitation, the unpaid portion of the obligation of a customer of a Loan Party in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by a Loan Party, as stated on the respective invoice of a Loan Party, net of any credits, rebates or offsets owed to such customer.

“Account Debtor” means the customer of a Loan Party who is obligated on or under an Account.

“Adjusted LIBO Rate” means, for any Interest Period, the greater of (i) (a) an interest rate per annum equal to the LIBO Rate in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period and (ii) 1.00%.  For the avoidance of doubt, in no event shall the Adjusted LIBO Rate be less than 1.00%.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affiliate” means, with respect to any Person, (a) each officer, director, partner or joint-venturer of such Person (and in the case of any Person that is a limited liability company, each manager and member of such Person), and (b) any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; provided, for all purposes under the Loan Documents, Mafco (and its Subsidiaries) shall be and be deemed to be an Affiliate of Borrower.

“Agent Account” means the account of Agent identified in writing to Borrower and Lenders from time to time.

“Agent Fee Letter” means that certain fee letter dated the Effective Date by and between Agent (and its successors and permitted assigns) and Borrower, as the same may from time to time be amended, restated, extended, supplemented or modified.

“Bankruptcy Code” means title 11 of the United States Code (11 U.S.C. §101 et seq.), as amended from time to time, and any successor statute.

“BARDA” means the U.S. Department of Health and Human Services Biomedical Advanced Research and Development Authority.

“BARDA Contract” means that certain contract designated as HHSO100201100001C and dated May 13, 2011 between BARDA and Borrower, as the same has been amended through the Effective Date and any replacement contract for TPOXX and/or Product between BARDA and Borrower or a Subsidiary.

“Business Day” means and includes any day other than Saturdays, Sundays, or other days on which commercial banks in New York, New York are required or authorized to be closed; provided, however, that when used in connection with LIBOR, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, (i) the amount of Capitalized Lease Obligations incurred by such Person, and (ii) fixed assets (property, plant and equipment) acquired by such Person, but excluding, in each case (without duplication) any such expenditure (a) related to information technology costs capitalized as fixed assets not in excess of $75,000 in the aggregate, (b) made to restore, replace, rebuild, develop, maintain, improve or upgrade property, to the extent such expenditure is made with, or subsequently reimbursed out of, insurance proceeds, indemnity payments, condemnation, expropriation or similar awards (or payments in lieu thereof) or damage recovery proceeds or other settlements relating to any damage, loss, destruction or condemnation or expropriation of such property, and (c) the portion of the amount paid for equipment that is purchased in connection with the trade in or sale of existing equipment attributed to such equipment traded in or sold.  For purposes of clarity, any capitalized R&D expenditures are addressed in the “Unreimbursed R&D Vendor Costs” definition and related covenant and are not part of Capital Expenditures.

“Capitalized Lease Obligations” means, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured money market business account, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) Agent or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 or (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) and (d) above shall not exceed 365 days. For the avoidance of doubt, “Cash Equivalents” does not include (and each Loan Party is prohibited from purchasing or purchasing participations in) any auction rate securities or other corporate or municipal bonds with a long-term nominal maturity for which the interest rate is reset through a Dutch auction.

“Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted or purported to be granted in favor of Agent for the benefit of Secured Parties pursuant to any Loan Document.

“Commitment Expiration Date” means (i) October 1, 2016, if the Effective Date and the Funding Date have not occurred by September 30, 2016, (ii) October 20, 2016, if Borrower shall not have made the payment referred to in Section 4.3(r) by October 19, 2016, and (iii) December 1, 2016, if the Escrow Release Date has not occurred by November 30, 2016.

“Controlled Investment Affiliate” means, with respect to Sponsor, any other Person that (i) is organized primarily for the purpose of making equity or debt investments in one or more Persons and (ii) is directly or indirectly controlled by or under common control with Sponsor.

“Default” means any event, which with the giving of notice or the passage of time, or both, would constitute an Event of Default.

“Default Rate” means a rate of interest equal to 2.00% per annum above the rate of interest otherwise in effect for the applicable Obligation.

“Dollars” and “$” each mean lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States of America, excluding (i) any such Subsidiary all or substantially all of the assets of which are equity interests (or equity and debt interests) in a Foreign Subsidiary (or Foreign Subsidiaries) and (ii) any such Subsidiary that is owned by a Foreign Subsidiary (or Foreign Subsidiaries).

“Environmental Laws” means all Requirements of Law relating to public or worker health or safety, pollution or the protection of the environment.

“Equity Rights Offering” means an offering of the Borrower’s common stock in accordance with the Borrower’s Form S-1 as amended by Amendment No. 1 to Form S-1 filed with the SEC on August 22, 2016, as the same may be subsequently amended or modified; provided, no such amendment or modification shall permit or provide for any class of Stock to be issued in connection with such Equity Rights Offering other than Borrower’s common stock.

“Equity Rights Offering Agent” means American Stock Transfer & Trust Company, LLC or another Person reasonably acceptable to Agent and Lenders.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 Code).

“ERISA Event” means (a) any of the events set forth in Section 4043(c) of ERISA with respect to a Pension Plan, other than events for which the thirty-day notice period has been waived by regulation, (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA, (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate, (h) any failure of a Plan intended to meet the requirements for qualification under Section 401(a) of the Code to so qualify; and (i) any other event that would reasonably be expected to result in a liability or obligation to any Loan Party under ERISA or the Code with respect to a Plan.

“E-System” means any electronic system approved by Agent, including any Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Escrow Account” means a Deposit Account in the name of Agent (for the benefit of the Loan Parties), maintained with the Escrow Agent for such Deposit Account, provided (i) that the Loan Parties shall have no control over or interest in the Escrow Account or the funds contained therein and (ii) the Escrow Account shall be subject to a deposit account control agreement in a form satisfactory to the Requisite Lenders and Agent.

“Escrow Agent” means Cortland Capital Market Services LLC, in such capacity as escrow agent under the Escrow Agreement.

“Escrow Agreement” means that certain Escrow Agreement dated on or before the Funding Date by and among the Escrow Agent, Borrower and the Agent in form and substance reasonably satisfactory to the Escrow Agent, Borrower, Agent and Lenders.

“Exigent Circumstance” means any event or circumstance that, in the reasonable judgment of Agent, imminently threatens the ability of Agent to realize upon all or any material portion or material piece of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction or material waste thereof, or failure of any Loan Party after reasonable demand to maintain or reinstate adequate casualty insurance coverage, or which, in the judgment of Agent, could result in a material diminution in value of the Collateral (including, for the avoidance of doubt and without limitation, circumstances where Agent reasonably believes the Loan Parties’ remaining cash and Cash Equivalents are being, or are likely to be, significantly and imminently diminished).

“Excluded Accounts” mean (i) Deposit Accounts which are used exclusively for payroll, payroll taxes and other employee wages and benefit payments to or for the benefit of the employees of the Loan Parties and their Subsidiaries, provided that the aggregate balance in all such accounts does not exceed the amount necessary to make the immediate succeeding payroll, payroll tax or benefit payment (or such minimum amount as may be required by any Requirement of Law or financial institution with respect to such accounts) and (ii) Deposit Accounts that have amounts on deposit that, when aggregated with the amounts on deposit in all other Deposit Accounts for which Account Control Agreements have not been obtained (other than those specified in the foregoing clause (i)), do not exceed $200,000 in the aggregate.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements between a non-U.S. jurisdiction and the United States of America with respect to the foregoing and any law, regulation or practice adopted pursuant to any such intergovernmental agreement.

“FDA” means the U.S. Food and Drug Administration or any successor thereto.

“Fee Letters” means each of and collectively, the Agent Fee Letter and the Oaktree Fee Letter.

“Final Maturity Date” means the earliest to occur of (x) if the Escrow Release Date has not occurred by November 30, 2016, December 1, 2016, (y) the four year anniversary of the Escrow Release Date and (z) the acceleration of the Obligations hereunder pursuant to Section 8.2.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity and any self-regulatory organization.

“Guaranty Agreement” means a guaranty agreement, in form and substance satisfactory to Agent, made by Guarantors in favor of Agent, for the benefit of Secured Parties, it being understood and agreed that in no event shall SIGA (Europe) or any other Foreign Subsidiary be required to be a party to the Guaranty Agreement.

“Indebtedness” means, with respect to any Person, at any date, without duplication, (a) all indebtedness for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations to pay the deferred purchase price of Property or services, including earnouts or similar payments (other than trade payables incurred in the ordinary course of business), (d) all capital lease obligations, (e) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (f) all contingent or non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, surety bond or other similar instrument, (g) all equity securities of such Person subject to repurchase or redemption other than at the sole option of such Person, (h) all indebtedness secured by a Lien on any asset of such Person, whether or not such indebtedness is an obligation of such Person, (i) the net settlement obligations under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, and (j) all indebtedness, obligations or liabilities of others guaranteed, endorsed (other than in the ordinary course of business), co-made, discounted with recourse or sale with recourse by such Person or for which such Person is otherwise directly or indirectly liable.

“Indemnified Taxes” means any and all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (other than (a) taxes imposed on or measured by net income, franchise taxes, and branch profits taxes, in each case imposed on Agent or any Lender (i) as a result of being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such tax or any political subdivision or taxing authority thereof or therein or (ii) as a result of a present or former connection between Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein, except for such connection arising solely from Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document, (b) in the case of a Lender, U.S. federal withholding taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Term Loan or Term Loan Commitments pursuant to a law in effect on the date on which such Lender acquires such interest in the Term Loan or Term Loan Commitment (except to the extent such Lender is a direct or indirect assignee of another Lender that was entitled, at the time the assignment to such Lender became effective, to receive additional amounts under Section 2.4(d) of this Agreement), (c) taxes directly attributable to Agent’s or any Lender’s failure to comply with Section 2.4(d)(ii) of this Agreement, and (d) any withholding taxes imposed under FATCA) and Other Taxes.

“Intellectual Property” means rights in all of the following in any jurisdiction throughout the world: (i) all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship or mask works, and all derivative works, whether published or unpublished, (ii) any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same (the foregoing (ii), collectively, “Patent Rights”), (iii) trademarks, trade names, service marks, rights of use of any name, domain names, or any other similar rights, any applications therefor, whether registered or not, and the goodwill of the business of any Person connected with and symbolized thereby, (iv) know-how, operating manuals, trade secret rights, clinical and non-clinical data, and rights to unpatented inventions, and (v) all other similar proprietary or intellectual property rights.

“Interest Period” means, as applicable, the period commencing on the Funding Date and ending on the date one, two, three or six months thereafter (but, solely in the case of (1) the Funding Date, the period from the Funding Date to the Escrow Release Date and (2) the Escrow Release Date, the period from the Escrow Release Date to the last Business Day of the first month ended after the Escrow Release Date), in each case selected by the Borrower at the end of each Interest Period; provided that (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (c) no Interest Period shall extend beyond the Final Maturity Date.

“Interest Reserve Account” means a Deposit Account maintained by Borrower for the deposit of accrued and unpaid interest owing on the Obligations, which Deposit Account shall (x) at all times be subject to a Blocked Account Control Agreement and (y) on the Escrow Release Date upon funding from the Escrow Account hold $30,000,000.

“Investment” means, with respect to any Person, directly or indirectly, (a) to purchase or acquire any Stock or Stock Equivalents, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, (b) to make or commit to make any acquisition of all or substantially all of the assets of another Person, or of any business, division or other unit operation of any Person or (c) make or purchase any advance, loan, extension of credit or capital contribution to, or any other investment in, any Person.

“LIBO Rate” means, for any Interest Period, the rate per annum determined by the Agent of the offered rates for deposits in dollars with a term comparable to such Interest Period for the ICE Benchmark Administration LIBO rate that appears on the applicable page of the Bloomberg L.P. (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided that if the Bloomberg L.P. shall not be available for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate (as defined below); provided, however, that (i) if no comparable term for an Interest Period is available, the LIBO Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Bloomberg L.P., “LIBO Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum determined by the Agent to be the average of rates per annum at which  deposits in dollars are offered for a maturity comparable to such relevant Interest Period to three (3) major banks in the London interbank market in London, England at approximately 11:00 a.m. (London, England time), two Business Days prior to the first day of such Interest Period.  “Interpolated Rate” means the rate per annum determined by the Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Bloomberg L.P. for the longest period for which the Bloomberg L.P. is available that is shorter than the Impacted Interest Period; and (b) the Bloomberg L.P. for the shortest period (for which the Bloomberg L.P. is available) that exceeds the Impacted Interest Period, in each case, at such time.  Notwithstanding the foregoing, the LIBO Rate shall not be less than 0%.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or otherwise), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a capital lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan” means the Term Loan and any other loan made or deemed made by any Lender hereunder.

“Loan Documents” means this Agreement, the Notes (if any), the Fee Letters, the Intellectual Property Security Agreements, the Account Control Agreements, the Access Agreements, the Perfection Certificate, the Pledge Agreement (if any), the Guaranty (if any), any Subordination Agreement, the Notice of Funding, the Escrow Agreement, and all other agreements, instruments, documents and certificates delivered to Agent or any Lender from time to time in connection with any of the foregoing, but excluding the Warrant Documents.

“Mafco” means MacAndrews & Forbes Incorporated and its successors.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” means a material adverse effect on any of (a) the operations, business, assets, properties, or condition (financial or otherwise) of Borrower, individually, or the Loan Parties, taken as a whole, (b) the ability of a Loan Party to perform any of its obligations under any Loan Document to which it is a party, (c) the legality, validity or enforceability of any Loan Document, (d) the rights and remedies of Agent or Lenders under any Loan Document or (e) the validity, perfection or priority of any Lien in favor of Agent, on behalf of itself and Lenders, on any of the Collateral, other than any action or inaction of Agent in its control that causes any adverse effect with respect to such validity, perfection or priority.

“Material Agreement” means (a) any agreement or contract between any Loan Party or its Subsidiaries and BARDA, (b) any agreement or contract (other than as set forth in the foregoing clause (a)) to which a Loan Party is a party and involving the receipt or payment of amounts in the aggregate exceeding $500,000 per year, (c) any agreement or contract to which a Loan Party is a party of which the breach, nonperformance, termination or failure to renew could reasonably be expected to have a Material Adverse Effect or (d) each agreement relating to any Subordinated Indebtedness.

“Material Indebtedness” means (a) any Subordinated Indebtedness and (b) any other Indebtedness (other than the Obligations) of a Loan Party or any of its Subsidiaries having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $500,000.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or to which any Loan Party has or could reasonably be expected to have any liability.

“Note” means a promissory note, in form and substance reasonably acceptable to Borrower and the applicable Lender, payable to a Lender in a principal amount equal to the amount of such Lender’s Term Loan Commitment or Term Loan, as applicable.

“Oaktree” means OCM Strategic Credit SIGTEC Holdings, LLC, and its successors and Affiliates of the foregoing.

“Oaktree Fee Letter” means that certain fee letter dated the Effective Date by and between Oaktree (and its successors and permitted assigns) and Borrower, as the same may from time to time be amended, restated, extended, supplemented or modified.

“OFAC” means U.S. Treasury Department’s Office of Foreign Assets Control.

“Obligations” means all Loans and all other debts, obligations and liabilities of any kind whatsoever owing by the Loan Parties to Agent and Lenders under the Loan Documents, whether for principal, interest, fees, expenses, prepayment premiums, the Prepayment Premium Amount, the Exit Fee (as defined in the Oaktree Fee Letter), the Structuring Fee (as defined in the Oaktree Fee Letter), the Liquidated Damages Amount (as defined in the Oaktree Fee Letter), indemnities, reimbursements or other sums, and whether or not such amounts accrue after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not allowed in such case or proceeding, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and howsoever acquired, and whether or not evidenced by any instrument or for the payment of any money.  For the avoidance of doubt, “Obligations” shall not include any obligations under the Warrant Documents.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Pension Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

“Perfection Certificate” means a perfection certificate in the form provided by Lenders, completed and duly executed by each Loan Party, and such amendments, modifications and updates thereto, completed, executed and delivered to Agent by each Loan Party.

“Permitted Acquisition” means the purchase or other acquisition of Stock (other than qualifying directors shares) in, or the property of (including without limitation, Intellectual Property), or of any business or division of, any Person  that, upon the consummation thereof, will be owned directly by the Loan Parties or one or more of their Subsidiaries (including as a result of a merger or consolidation), provided, that, with respect to any such purchase or acquisition: (a) all of the consideration for all such purchases or acquisitions (including, but not limited to, deferred payments, earn-outs, and purchase price adjustments) shall not exceed (i) before the receipt of final FDA approval of TPOXX (tecovirimat), $10,000,000 in the aggregate during the term of this Agreement and shall be funded solely with proceeds from the issuance of Stock of Borrower received by Borrower or any applicable Subsidiary within thirty (30) days of such issuance and (ii) upon and after the receipt of final FDA approval of TPOXX (tecovirimat), $20,000,000 in the aggregate during the term of this Agreement and shall be funded solely with proceeds from the issuance of Stock of Borrower received by Borrower or any applicable Subsidiary within thirty (30) days of such issuance, (b) the applicable Loan Party will, or will cause any newly-created or acquired Subsidiary to comply with the requirements of Section 6.11, (c) the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be permitted pursuant to Section 7.4, and (d) the target (or, if the transaction is an asset purchase, such assets) shall have positive EBITDA (as reasonably determined by Borrower and approved by the Agent and the  Requisite Lenders) for the trailing twelve month period most recently ended prior to such acquisition or purchase.

“Permitted Contest” means the contesting in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are maintained on the books of the applicable Loan Party in accordance with GAAP and which do not involve, in the reasonable judgment of Agent, any risk of the sale, forfeiture or loss of any of the Collateral.

“Permitted Dispositions” means (a) sales of inventory in the ordinary course of business, (b) dispositions, in the ordinary course of business, of equipment that is worn out, damaged or no longer used or useful in the business of a Loan Party for cash so long as no Default or Event of Default has occurred and is continuing at the time of such disposition or would result after giving effect thereto, (c) the use of cash and Cash Equivalents (i) to make required payments in connection with the PharmAthene Judgment and (ii) otherwise to the extent not prohibited under any Loan Document, (d) dispositions not otherwise permitted hereunder that are made for fair market value and with respect to any assets or property not related to or subject to any contract with BARDA; provided that (i) at the time of any such disposition, no Default or Event of Default shall exist or shall result from such disposition, (ii) not less than 75% of the aggregate sales price from such disposition shall be paid in cash, and (iii) the aggregate fair market value of all assets or property so disposed of by the Loan Parties and their Subsidiaries shall not exceed $250,000 in any calendar year; provided, further, for the avoidance of doubt, the foregoing clause (d) shall not be utilized to make dispositions that are permitted and governed by clause (e) below, (e) dispositions not otherwise permitted hereunder that are made for fair market value and with respect to assets or property subject to or related to any contract with BARDA; provided that (i) at the time of any such disposition, no Default or Event of Default shall exist or shall result from such disposition, (ii) not less than 75% of the aggregate sales price from such disposition shall be paid in cash, and (iii) the aggregate fair market value of all assets or property so disposed of by the Loan Parties and their Subsidiaries shall not exceed $100,000 in any calendar year; provided, further, for the avoidance of doubt, the foregoing clause (e) shall not be utilized to make dispositions that are permitted and governed by clause (d) above, (f) discounts or forgiveness of accounts receivable in the ordinary course of business or in connection with collection or compromise thereof so long as no Default or Event of Default has occurred and is continuing at the time of such discount or forgiveness, or would result after giving effect thereto, and which in the aggregate for this clause (f) shall not exceed $250,000 in the aggregate in any calendar year, (g) licenses permitted under this Agreement, (h) issuances of Stock or Stock Equivalents to qualifying directors, (i) Transfers among Loan Parties, and (j) transactions permitted under Sections 7.5 and 7.6.

“Permitted Holders” means the Sponsor and its Controlled Investment Affiliates.

“Permitted Indebtedness” means (a) the Obligations, (b) Indebtedness existing on date hereof and set forth on Schedule 7.2, (c) Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by any Loan Party or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such Person; provided that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed $250,000 at any time and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made), (d) Indebtedness owing by any Loan Party to another Loan Party, provided that (i) each Loan Party shall have executed and delivered to each other Loan Party a demand note (each, an “Intercompany Note”) to evidence such intercompany loans or advances owing at any time by each Loan Party to the other Loan Parties, which Intercompany Note shall be in form and substance reasonably satisfactory to Agent and shall be pledged and delivered to Agent pursuant to a Pledge Agreement as additional Collateral for the Obligations, (ii) any and all Indebtedness of any Loan Party to another Loan Party shall be subordinated to the Obligations pursuant to the subordination terms set forth in each Intercompany Note, and (iii) no Default or Event of Default shall result after giving effect to any such Indebtedness, (e) Subordinated Indebtedness, and (f) Indebtedness incurred in favor of insurance companies (or their financing affiliates) in connection with the financing of insurance premiums of the Loan Parties not to exceed $750,000 in the aggregate per calendar year.

“Permitted Investments” means (a) Investments existing on the date hereof and set forth on Schedule 7.5, (b) subject to Section 6.10, Investments in cash and Cash Equivalents, (c) endorsements for collection or deposit in the ordinary course of business consistent with past practice, (d) extensions of trade credit (other than to Affiliates of a Loan Party) in the ordinary course of business, (e) Investments received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business, (f) loans and advances to employees of any Loan Party to finance travel, entertainment and relocation expenses and other business purposes in the ordinary course of business in an aggregate outstanding principal amount not to exceed $250,000 at any time, (g) Investments consisting of non-cash loans made by Borrower to officers, directors and employees of a Loan Party which are used by such Persons to purchase simultaneously the Stock of Borrower, (h) advances by a Loan Party to another Loan Party in accordance with the terms and conditions described in clause (d) of the definition of “Permitted Indebtedness,” (i) joint ventures or strategic alliances in the ordinary course of business consisting of the non-exclusive licensing of technology permitted hereunder, the development of technology or the providing of technical support, but in no event consisting of Investments of cash, Cash Equivalents or tangible assets in an aggregate amount exceeding $500,000, (j) deposit accounts maintained in the ordinary course of business and in compliance with the provisions of the Loan Documents; (k) deposits made (to Persons that are not Affiliates) in the ordinary course of business securing obligations or performance under contracts, such as in connection with real estate or personal property leases; (l) Permitted Acquisitions, and (m) other Investments (excluding the creation or acquisition of any Subsidiary or the acquisition of all or substantially all of the assets or Stock of any Person or any business, division or other unit operation of any Person) not listed above in the aggregate amount not to exceed $500,000 at any one time outstanding and which were not made while a Default or Event of Default then existed.

“Permitted Liens” means each of the following: (a) Liens created pursuant to any Loan Document, (b) Liens existing on the date hereof and set forth on Schedule 7.1, (c) Liens (i) with respect to the payment of taxes, assessments or other governmental charges or (ii) of suppliers, carriers, materialmen, warehousemen, workmen or mechanics and other similar Liens, in each case imposed by law and arising in the ordinary course of business, and securing amounts that are not yet delinquent or that are subject to a Permitted Contest, (d) Liens securing Indebtedness permitted under clause (c) of the definition of “Permitted Indebtedness”, provided that (i) such Liens exist prior to the acquisition of, or attach substantially simultaneous with, or within 90 days after, the acquisition, repair, improvement or construction of, such property financed by such Indebtedness and (ii) such Liens do not extend to any Property of a Loan Party other than the Property (and proceeds thereof) acquired or built, or the improvements or repairs, financed by such Indebtedness, (e) Liens of a collection bank on items in the course of collection arising under Section 4-208 of the UCC, (f) pledges or cash deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance or other types of social security benefits (other than any Lien imposed by ERISA) or (ii) to secure the performance of bids, tenders, leases (other than capital leases), sales or other trade contracts (other than for the repayment of borrowed money), (g) judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 8.1(f) and pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect of such judgments and proceedings, (h) Liens arising by reason of zoning restrictions, easements, licenses, reservations, restrictions, covenants, rights-of-way, encroachments, minor defects or irregularities in title (including leasehold title) and other similar encumbrances on the use of real property that do not materially (i) impair the value or marketability of such real property or (ii) interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property, (i) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice, (j) Liens on premium refunds granted in favor of insurance companies (or their financing affiliates) in connection with the financing of insurance premiums to the extent permitted in this Agreement, (k) Liens on brokerage accounts incurred in the ordinary course of business securing obligations to settle trades made by Loan Parties to the extent such accounts are subject to an Account Control Agreement, and (l) Liens arising from precautionary uniform commercial code financing statements filed under any lease permitted by this Agreement.

“Permitted Transferees” means, with respect to any Person that is a natural person (and any Permitted Transferee of such person), (a) such Person’s immediate family, including his or her spouse, ex‑spouse, children, step‑children and their respective lineal descendants and (b) the estate of Ronald O. Perelman and (c) any other trust or other legal entity the beneficiary of which is such person’s immediate family, including his or her spouse, ex‑spouse, children, step‑children or their respective lineal descendants.

“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

“PharmAthene” means PharmAthene, Inc., a Delaware corporation.

“PharmAthene Judgment” means the judgment awarded on January 15, 2015 to PharmAthene by the Court of Chancery of the State of Delaware.

“PharmAthene Litigation” means the legal proceeding in the Court of Chancery of the State of Delaware in re PharmAthene, Inc., v. SIGA Technologies, Inc., Civil Action No. 2627-VCP, including any appeal from any judgment or order issued in connection therewith or any other proceeding initiated by PharmAthene or the Borrower in response to any order, judgment or opinion issued in connection therewith.

“PharmAthene Payoff Documents” means that certain (a) satisfaction of judgment to be filed by Borrower and PharmAthene in the Court of Chancery of the State of Delaware, (b) Consent Order on Return of Bond to be filed by Borrower and PharmAthene in the Court of Chancery of the State of Delaware and (c) payoff letter dated after the date hereof but before the Escrow Release Date from PharmAthene and acknowledged by Borrower, in each case of the foregoing clauses (a), (b), and (c), in form and substance reasonably satisfactory to Agent and Lenders.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA maintained for employees of the Borrower or any such Plan to which the Borrower is required to contribute (other than a Multiemployer Plan).

“Pledge Agreement” means a pledge agreement in form and substance satisfactory to Agent (which in all events shall not require the pledge of any Excluded Property) executed by each Loan Party and Agent.

“Prepayment Premium Amount” means on any date of prepayment, payment, repayment, acceleration or other applicable event  (including, without limitation, prepayment, payment or repayment following acceleration of the Term Loan or any other Obligations or bankruptcy and whether or not automatic, or any other prepayment, payment or repayment following the Borrower’s exercise of its rights under Section 2.5(a), upon the occurrence of an Event of Default or a mandatory prepayment, an early acceleration due to a Change of Control or any other event or circumstance), an amount in cash equal to the present value, as reasonably determined by the Agent with the consent of the Requisite Lenders, of all required interest payments (including interest payments on interest paid in kind) due on Term Loan that are so prepaid, paid, repaid or accelerated after the Escrow Release Date from the date of prepayment, payment, repayment, acceleration or occurrence of such other applicable event through and including the three and one half year anniversary of the Escrow Release Date (utilizing a “forward-LIBOR curve” basis (as calculated by the Requisite Lenders and in no event less than 1.00% per annum) and otherwise calculating the interest rate in accordance with this Agreement), discounted to the date of prepayment, payment, repayment or acceleration (assuming a 360-day year and actual days elapsed) at a rate equal to the sum of the Treasury Rate plus 0.50%.  If the Term Loan is accelerated for any reason after the Escrow Release Date under this Agreement, the Premium Amount shall be calculated as if the date of acceleration of such Term Loan was also the date of prepayment of such Term Loan (and for the avoidance of doubt, interest shall continue to accrue at the Default Rate, from and after such date).

“Private Lender Information” means any information and documentation that is not Public Lender Information.

“Product” means (i) the final drug product under the brand name TPOXX®, (ii) the final drug product whose active ingredient has the USAN designation Tecovirimat, (iii) any final drug product chemically derived from the active ingredient that has the USAN designation Tecovirimat, and (iv) any other orthopox related small molecule therapeutic product derived from the same family of tricyclononenes from which TPOXX was derived.

“Product Acceptance” means any written documentation received from an authorized representative at a strategic national stockpile warehouse or BARDA that confirms the number of courses accepted into the strategic national stockpile and the date of such acceptance.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Pro Rata Share” means:

(a) with respect to a Lender’s obligation to make the Term Loan and right to receive payments of interest, fees and principal with respect thereto, the percentage obtained by dividing (a) the aggregate outstanding principal amount of the Term Loan owing to such Lender at such time by (b) the aggregate outstanding principal amount of the Term Loan owing to all Lenders at such time; and

(b) with respect to all other matters at any time, the percentage obtained by dividing (i) such Lender’s Term Loan Commitments at such time (or if any Term Loan Commitment of such Lender is terminated at such time, the aggregate outstanding principal amount of the applicable Term Loan at such time owing to such Lender), by (ii) the Term Loan Commitments of all Lenders at such time (or, if any Term Loan Commitments of all such Lenders are terminated at such time, the aggregate outstanding principal amount of the applicable Term Loan owing to all Lenders at such time).

 “Public Health Laws” means all Requirements of Law relating to the procurement, development, clinical and non-clinical evaluation, product approval or clearance, manufacture, production, analysis, distribution, dispensing, importation, exportation, use, handling, quality, sale, labeling, promotion, or post market requirements of any drug, medical device, food, dietary supplement, or other product (including, without limitation, any ingredient or component of the foregoing products) subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. et seq.), including without limitation the regulations promulgated by the FDA at Title 21 of the Code of Federal Regulations and guidance issued by the FDA related to good laboratory practices, good clinical practices, current good manufacturing practices, and the Animal Rule.

“Public Lender Information” means information and documentation that is either exclusively (i) of a type that would be publicly available if Borrower and its Subsidiaries were public reporting companies or (ii) not material with respect to any of Borrower or any of its Subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws.

“Qualified Assignee” means (a) any Lender, (b) any Affiliate of any Lender, (c) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case of this clause (c), which either (i) has a rating of BBB or higher from Standard & Poor’s Rating Group and a rating of Baa2 or higher from Moody’s Investor Service, Inc. at the date that it becomes a Lender, or (ii) together with its Affiliated entities, holds loan assets in excess of $250,000,000 or (d) any other Person (other than a natural person) approved by Agent, provided, that notwithstanding the foregoing clauses (a) through (d), “Qualified Assignee” shall not include (A) any Loan Party or any Affiliate of a Loan Party or any Person or Affiliate of such Person that holds any subordinated debt or Stock or Stock Equivalents issued by any Loan Party or (B) any direct competitor of any Loan Party that is specifically identified in writing to Agent and Lenders (it being understood that this clause (B) shall not disqualify any such Person (or any of its Affiliates) that is already a Lender prior to such Person being so identified by Borrower); and, provided further, unless an Event of Default has occurred and is continuing, Borrower’s consent shall be required for any assignment hereunder other than under clauses (a) and (b) of this definition.

“Registrations” means registrations, authorizations, approvals, licenses, permits, clearances, certificates, and exemptions issued, allowed or required by the FDA (including, without limitation, new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, and over-the-counter drug monograph).

“Regulatory Action” means an administrative or regulatory enforcement action, proceeding or investigation, warning letter, untitled letter, other notice of violation letter, recall, seizure, Section 305 notice or other similar written communication, or consent decree, issued by the FDA.

“Regulatory Milestones” means those milestones listed in Section 7.10(c).

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.

“Reorganization Plan” means the Third Amended Chapter 11 Plan confirmed by the United States Bankruptcy Court for the Southern District of New York (chapter 11 case number 14-12623) on April 8, 2016 and effective as of April 12, 2016.

“Requirement of Law” means, with respect to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, guidance, judgment, writ, injunction, decree, or other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Requisite Lenders” means Lenders whose Pro Rata Shares aggregate more than 50%.

“Responsible Financial Officer” means the chief financial officer, vice president of finance or any other officer with substantially the same responsibility as any of the above.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief operating officer, chief technology officer, chief scientific officer, vice president of finance, general counsel, vice president of regulatory affairs and compliance, and any other officer with substantially the same responsibility as any of the above.

“Scheduled Payment Date” means the (a) last day of each Interest Period applicable to such Loan (other than a Loan having an Interest Period of more than three (3) months), and (b) with respect to any Loan having an Interest Period of more than three (3) months, the last day of each three (3) month interval and, without duplication, the last day of such Interest Period.

“SEC” means the Securities and Exchange Commission.

“Secured Parties” means Agent and each Lender and their successors and assigns.

“SIGA (Europe)” means SIGA Pharmaceuticals (Europe) Limited, a private limited company incorporated under the laws of England and Wales.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (at fair value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Sponsor” means (a) Mafco, (b) each of Mafco’s Controlled Investment Affiliates, (c) Ronald O. Perelman, (d) any of the directors or executive officers of Mafco solely in their capacities as trustees, administrators, directors or managers of any trust or other legal entity the beneficiary of which is Ronald O. Perelman's immediate family, including his or her spouse, ex-spouse, children, step children or their respective lineal descendants, or (e) any of their respective Permitted Transferees.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Indebtedness” means any unsecured Indebtedness owing by any Loan Party or a Subsidiary to the Sponsor or any other Person that is approved by the Requisite Lenders and Agent, which Indebtedness (i) shall not mature prior to the date that is one (1) year after the Final Maturity Date, (ii) shall only accrue interest that is payable-in-kind or which cannot be paid in cash until the Obligations are paid in full, (iii) the terms of which shall be satisfactory to Requisite Lenders in their sole discretion, including, but not limited to, any such Indebtedness, upon the occurrence of an Event of Default and at the election of the Requisite Lenders (or automatically upon an Event of Default pursuant to 8.1(g) without the necessity of Requisite Lender election or any other action), shall convert to equity securities of the Borrower, and (iv) is subordinated to the Obligations pursuant to a Subordination Agreement.

“Subordination Agreement” means, with respect to any Subordinated Indebtedness, a subordination agreement in form and substance satisfactory to Requisite Lenders and Agent in their sole discretion, executed by Agent, the Loan Parties and each holder of such Subordinated Indebtedness.

“Subsidiary” means, with respect to any Person, any entity the management of which is, directly or indirectly controlled by, or of which an aggregate of more than 50% of the outstanding voting Stock is, at the time, owned or controlled, directly or indirectly by, such Person or one or more Subsidiaries of such Person.

“Term Loan Commitment” means, with respect to each Lender, the amount set forth opposite such Lender’s name on Schedule A hereto under the caption “Term Loan Commitment”, as amended from time to time to reflect any permitted assignments and as such amount may be reduced or terminated pursuant to this Agreement.

“Term Loan Commitments” means the Term Loan Commitments of all Lenders with a Term Loan Commitment.

“Term Loan Lender” means each Lender with a Term Loan Commitment, or if the Term Loan Commitment is no longer in effect, each Lender owning a Term Loan.

“TPOXX” means the final drug product under the brand name TPOXX, also known as ST-246.

“Transaction Documents” means, the Loan Documents and the Warrant Documents.

“Transfer” means, with respect to any Property, to sell, convey, transfer, assign, license, rent, lease, sublease, mortgage, transfer or otherwise dispose of any interest therein or to permit any Person to acquire any such interest.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of any applicable Requirement of Law, any of the attachment, perfection or priority of Agent’s or any other Lender’s security interest in any Collateral is governed by the Uniform Commercial Code of a jurisdiction other than the State of New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of the definitions related to or otherwise used in such provisions.

“Unreimbursed R&D Vendor Costs” means, for any period, with respect to any Person, all research and development expenditures paid to vendors that are not or are not expected to be reimbursed within 90 days of such expenditure through an effective and fully enforceable  contract or grant by a Governmental Authority or non-profit organization, but excluding any such expenditures made by Borrower to perform the BARDA contracts existing as of the Effective Date or any future contracts with BARDA solely related to TPOXX (tecovirimat).

“Warrant” means the Warrants issued pursuant to the the Warrant Agreement.

“Warrant Agreement” means that certain Warrant dated as of the date hereof by Borrower in favor of OCM Strategic Credit SIGTEC Holdings, LLC or its registered assigns, which such Warrant Agreement shall provide, among other things, that such Warrant is issued and priced as of the date hereof, and shall otherwise be in form and substance acceptable to the Sole Lead Arranger in its sole discretion.

“Warrant Documents” means the Warrant Agreement and other material documentation related thereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first written above.

BORROWER:

SIGA TECHNOLOGIES, INC.

By:	/s/ Daniel J. Luckshire
Name:	Daniel J. Luckshire
Title:	Executive Vice President, Chief Financial Officer and Secretary

Address for notices for each Loan Party:

SIGA Technologies, Inc.
660 Madison Avenue, Suite 1700
New York, NY  10065
Attention: Daniel Luckshire, Chief Financial Officer

[Signature page to Loan and Security Agreement]

AGENT:

CORTLAND CAPITAL MARKET SERVICES LLC

By:	/s/ Emily Ergang Pappas
Name:	Emily Ergang Pappas
Title:	Associate Counsel

Address for notices:

225 W. Washington St., 21st Floor
Chicago, IL 60606
Attention: Ryan Morick and Legal Department
Phone: 312-564-5100
Facsimile: 312-376-0751
Email: ryan.morick@cortlandglobal.com and legal@cortlandglobal.com with a copy to:

Holland & Knight LLP
131 S Dearborn Street, 30th Floor
Chicago, Illinois 60613
Attention:  Joshua M. Spencer
Phone:  312-715-5709
Facsimile:  312-578-6666
Email:  Joshua.Spencer@hklaw.com

[Signature page to Loan and Security Agreement]

LENDER:

OCM STRATEGIC CREDIT SIGTEC HOLDINGS, LLC

By:	/s/ Milwood Hobbs, Jr.
Name:	Milwood Hobbs, Jr.
Title:	Managing Director

By:	/s/ Nilay Mehta
Name:	Nilay Mehta
Title:

Address for notices:

Oaktree Capital Management, L.P.
1301 Avenue of the Americas, 34th Floor
New York, NY  10019
Attention: Milwood Hobbs, Jr.
Phone: 212-284-7893
Facsimile: 212-284-1901
Email: mhobbs @oaktreecapital.com

and

Oaktree Capital Management, L.P.
333 South Grand Avenue, 28th Floor
Los Angeles, California 90071
Attention: Nilay Mehta
Phone: 213-356-3924
Facsimile: 213-830-6293
Email: nmehta@oaktreecapital.com

with a copy to:

Kirkland & Ellis LLP
333 South Hope Street
Los Angeles, CA 90071
Attention: David M. Nemecek, P.C.

with a copy to:

Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
Attention: Anh B. Lee

[Signature page to Loan and Security Agreement]